SECOND MODIFIED AND RESTATED
LOAN AGREEMENT
Among
NEIGHBORHOODS CAPITAL, LLC
and certain affiliated limited liability companies
(collectively, the “Obligors”),
The Lenders Who Are or May Become a Party To This Agreement
(collectively, the “Lenders”),
WACHOVIA CAPITAL MARKETS, LLC,
as Arranger
(the “Arranger”),
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent for the Lenders and Issuing Lender
(the “Agent”),
and
BRANCH BANKING AND TRUST COMPANY, and
FIRST HORIZON HOME LOANS, A DIVISION OF FIRST TENNESSEE BANK
NATIONAL ASSOCIATION and
as Co-Documentation Agents
(the “Co-Documentation Agents”)
$127,500,000 CREDIT FACILITY
Dated as of October 12, 2007

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SECOND MODIFIED AND RESTATED LOAN AGREEMENT
     THIS SECOND MODIFIED AND RESTATED LOAN AGREEMENT (this “Agreement”) is dated as of October 12, 2007, by and among NEIGHBORHOODS CAPITAL, LLC, a Virginia limited liability company (“Capital”), BRAM NEIGHBORHOODS, LLC, a Virginia limited liability company, GLENKIRK NEIGHBORHOODS, LLC, a Virginia limited liability company, GLYNN TARRA ESTATES, LLC, a Virginia limited liability company, NEIGHBORHOODS I, L.L.C., a Virginia limited liability company, NEIGHBORHOODS II, LLC, a Virginia limited liability company, NEIGHBORHOODS III, LLC, a Virginia limited liability company, NEIGHBORHOODS IV, LLC, a Virginia limited liability company, COLES RUN NEIGHBORHOODS, LLC, a Virginia limited liability company, and ZION NEIGHBORHOODS, LLC, a Virginia limited liability company (Capital and each of the other entities named, individually, an “Initial Borrower” and Capital and each of the other entities named, collectively, the “Initial Borrowers”); WALL NEIGHBORHOODS, LLC, a Virginia limited liability company, MARUMSCO NEIGHBORHOODS, LLC, a Virginia limited liability company, NEIGHBORHOODS VI, LLC, a Virginia limited liability company, LANDMARK NEIGHBORHOODS, LLC, a Virginia limited liability company, BRAM III NEIGHBORHOODS, LLC, a Virginia limited liability company, OLD DOMINION NEIGHBORHOODS, LLC, a Virginia limited liability company, SPRING PARK NEIGHBORHOODS, LLC, a Virginia limited liability company, FAIR OAKS NEIGHBORHOODS, LLC, a Virginia limited liability company, SHIRLINGTON NEIGHBORHOODS, LLC, a Virginia limited liability company, POWELL’S NEIGHBORHOODS II, LLC, a Virginia limited liability company, WOODLANDS NEIGHBORHOODS, LLC, a Virginia limited liability company, FALLS GATE NEIGHBORHOODS, LLC, a Virginia limited liability company, and HERNDON NEIGHBORHOODS, LLC, a Virginia limited liability company (each of such entities named, individually, an “Initial Additional Borrower” and each of such entities named, collectively, the “Initial Additional Borrowers”); BEECH GROVE NEIGHBORHOODS, LLC, a Virginia limited liability company, and NEIGHBORHOODS V, LLC, a Virginia limited liability company (each of such entities named, individually, a “Bridge Loan Additional Borrower” and each of such entities named, collectively, the “Bridge Loan Additional Borrowers”) (each of the Initial Borrowers, the Initial Additional Borrowers and the Bridge Loan Additional Borrowers, individually, a “Borrower”, each of the Initial Borrowers, the Initial Additional Borrowers and the Bridge Loan Additional Borrowers, collectively, the “Borrowers”) jointly and severally; KF NEIGHBORHOODS, L.L.C., a Maryland limited liability company and KF II NEIGHBORHOODS, LLC, a Maryland limited liability company, STANLEY-MARTIN COMMUNITIES, LLC, a Delaware limited liability company, STANLEY-MARTIN FINANCING CORP., a Delaware corporation, WILDEWOOD NEIGHBORHOODS, LLC, a Maryland limited liability company, WILDEWOOD RESIDENTIAL, LLC, a Maryland limited liability company, and AVALON WEST NEIGHBORHOODS, LLC, a Maryland limited liability company (each of such entities named, individually, a “Guarantor” and each of such entities named, collectively, the “Guarantors”) jointly and severally (the Borrowers and Guarantors are hereinafter sometimes referred to, individually, as an “Obligor” and, collectively, as the “Obligors”); the Lenders who are or may become a party to this Agreement (each of such entities, individually, a “Lender” and each of such entities, collectively, the “Lenders”); and
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WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (sometimes referred to as “Wachovia”), as a Lender, as Agent for the Lenders and as Issuing Lender.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions.
     The following terms shall have the meanings assigned to them below when used in this Agreement.
     “Actual Costs Incurred” with respect to any Project that is or is to become a Borrowing Base Asset means the applicable Obligor’s actual costs which are included in the Land Cost, Budgeted Lot Cost, Finished Lot Acquisition Cost or Appraised Value of the Model Unit, Spec Unit or Sold Unit applicable to that Project and which the Obligor has incurred as of the applicable time of determination.
     “Additional Borrower” means each Person that has executed and delivered an Additional Borrower Joinder Supplement on or after the Closing Date that has been accepted and approved by the Agent.
     “Additional Borrower Joinder Supplement” means an Additional Borrower Joinder Supplement in substantially the form attached hereto as Exhibit “A-1”, with the blanks appropriately completed and executed and delivered by the Additional Borrower, accepted by Capital on behalf of the Obligors and, if the proposed Borrowing Base Assets owned by such Additional Borrower satisfy the criteria in Section 2.3 hereof, executed by Agent on behalf of itself and the other Lenders, or if the proposed Borrowing Base Assets owned by such Additional Borrower do not satisfy the criteria in Section 2.3 hereof, executed by Agent and each other Lender.
     “Additional Guarantor” means each limited liability company which shall have Capital as its sole member that has executed and delivered an Additional Guarantor Joinder Supplement on or after the Closing Date that has been accepted and approved by the Agent.
     “Additional Guarantor Joinder Supplement” means an Additional Guarantor Joinder Supplement in substantially the form attached hereto as Exhibit “A-2”, with the blanks appropriately completed and executed and delivered by the Additional Guarantor, accepted by Capital on behalf of the Obligors and, if the proposed Borrowing Base Assets owned by such Additional Guarantor satisfy the criteria in Section 2.3 hereof, executed by Agent on behalf of itself and the other Lenders, or if the proposed Borrowing Base Assets owned by such Additional Guarantor do not satisfy the criteria in Section 2.3 hereof, executed by Agent and each other Lender.
     “Adjusted EBITDA” means, as of the last day of any Fiscal Quarter, the sum of (i) net income plus (ii) state and federal income taxes plus (iii) amortization and depreciation expense
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plus (iv) interest expense in cost of goods sold plus (v) interest expense from operations plus (vi) write-off of impairment charges and other non-cash charges and expenses, determined in each case for Capital and its Subsidiaries on a consolidated basis for the four (4) Fiscal Quarters then ended.
     “Adjusted Tangible Net Worth” means Tangible Net Worth plus the lesser of (a) fifty percent (50%) of Subordinated Debt or (b) thirty-five percent (35%) of Adjusted Tangible Net Worth, such that Tangible Net Worth shall never be less than sixty-five percent of Adjusted Tangible Net Worth.
     “Affiliate” means, with respect to any Person, any individual, corporation, partnership, association, trust, or other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.
     “Agent” means Wachovia in its capacity as Agent hereunder, and any successor thereto appointed pursuant to Section 10.9.
     “Agent’s Office” means the office of the Agent specified in or determined in accordance with the provisions of Section 11.1(c).
     “Agreement” has the meaning given to it in the preamble of this Agreement and shall include all future amendments, modifications, substitutions and/or renewals of this Agreement from time to time.
     “Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder as such amount may be reduced, increased or modified at any time or from time to time pursuant to the terms of this Agreement. On the Closing Date, the Aggregate Commitment shall be One Hundred Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($127,500,000.00).
     “Applicable Interest Rate” means (a) the Base Rate or (b) the LIBOR Rate.
     “Applicable Law” means all applicable provisions of the constitutions, statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.
     “Applicable Margin” means the applicable rate per annum added, as set forth below, to the LIBOR Base Rate or LIBOR Market Index Rate. The Applicable Margin (expressed as basis points) shall vary depending upon the Senior Leverage Ratio, as follows:

Senior Leverage Ratio	Applicable Margin
less than 1.5	175
1.5 but not greater than 2.0	200
2.0 but not greater than 2.5	212.5
2.5 or greater	225
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     The Applicable Margin effective on the Closing Date will be 212.5 basis points. Thereafter the Applicable Margin shall be adjusted on a quarterly basis based on the Senior Leverage Ratio, determined by the Agent in the exercise of its sole and absolute discretion based on the most recent quarterly reports required by Section 7.1(c) that the Agent has received, with any change to be effective as of the first day of the first month following receipt by the Agent of such statement.
     “Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.
     “Appraisal” means an appraisal meeting the requirements of Section 8.7 ordered by the Agent, on behalf of the Lenders, performed by an appraiser approved by the Agent and prepared in accordance with policies and procedures for real estate appraisals supporting extensions of credit by banking institutions subject to regulation by the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation and reviewed and approved by the appraisal department of the Agent.
     “Appraised Value” means for Raw Land, the “as is” appraised value and for Land Under Development, Finished Lots, Model Units (including, without limitation, Options) and Spec Units (including, without limitation, Options), the gross retail value of the applicable Lot or Unit on an “as-completed” basis without discount to reflect the time value of money.
     “Approved Contract” means a bona-fide agreement of sale that (a) is with an unrelated third-party purchaser for fair market value, (b) provides for a cash deposit of at least five percent (5%) of the purchase price (or, in the case of Units in Prince William County, Virginia, at least three percent (3%) of the purchase price) which is held either (i) by First Excel Title, LLC, or an independent third party (i.e., a real estate broker) or (ii) in an escrow account of an Obligor placed with a Lender, or (iii) by an Obligor, (c) is not subject to, or conditioned upon, the sale or lease by the purchaser of any existing real property owned by the purchaser, and (d) contains no contingency other than for a mortgage commitment that is in an amount not in excess of ninety-five percent (95%) of the gross sales price of the Unit (but any mortgage contingency for a loan in excess of ninety-five percent (95%) of the sales price, if permitted by Agent, shall require certification of pre-approval from an acceptable mortgage lender), and which is not contingent upon the sale or lease of any other real estate (although if the financing commitment does include such sale or lease contingency, such contingency must be specifically excluded in the agreement of sale).
     "Approved Subdivision(s)” means those single-family residential developments that are subject to a recorded subdivision plat approved by the appropriate Governmental Authorities in the jurisdiction in which they are located, and either (a) contain Lots for which advances have been made under the Existing Loans, or (b) have been approved in accordance with Section 2.3(c). The Approved Subdivisions as of the Closing Date are listed on Exhibit “B”.
     “Arranger” means Wachovia Capital Markets, LLC.
     “As Is Value” or “As Is Appraised Value” of a Lot or Unit means the value as determined by the most recent Appraisal pertaining to such Lot or Unit.
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     “Assignment and Acceptance” shall have the meaning assigned thereto in Section 11.10(b).
     “Assignment of Contracts” means the Assignment of Contracts, Plans and Permits dated November 15, 2004 with the Prior Agreement by the Obligors in favor of the Agent.
     “Base Rate” means the sum of (a) the Applicable Margin plus (b) the LIBOR Market Index Rate.
     “Benefited Lender” has the meaning given to it in Section 4.7.
     “Borrower” means each Person defined as a “Borrower” in the preamble of this Agreement and each Additional Borrower; “Borrowers” means the collective reference to all Persons defined as “Borrowers” in the preamble to this Agreement and all Additional Borrowers.
     “Borrowing Base” At the time of determination, the amount by which (1) the sum of the following amounts ((a) through (f), inclusive) for Projects which are Borrowing Base Assets as shown in the most recent Borrowing Base Report that has been received by the Agent exceeds (2) the principal amount of Subordinated Debt, if any, that has a maturity of one year or less:
     (a) Raw Land. With respect to Raw Land, the lesser of (i) fifty percent (50%) of the Land Cost of the Raw Land and (ii) fifty percent (50%) of the Appraised Value of the Raw Land;
     (b) Land Under Development. With respect to each Project which is Land Under Development, the lesser of (i) the sum of (A) seventy-five percent (75%) of the Obligor’s actual cost incurred to purchase the Land component of the Project, plus (B) (1) seventy-five percent (75%) of the Budgeted Lot Cost for the Project (less the Obligor’s actual cost incurred to purchase the subject Land), multiplied by (2) the Completion Percentage for the Project, and (ii) the sum of (A) sixty-five percent (65%) of the Appraised Value of the Land component of the Project, plus (B) (1) sixty-five percent (65%) of the Appraised Value of the Project (less the Appraised Value of the subject Land), multiplied by (2) the Completion Percentage for the Project; provided, however, that during any period in which the aggregate Appraised Value of Raw Land and Land Under Development exceeds 125% of Tangible Net Worth, 75% shall be reduced to 70% and 65% shall be reduced to 60% in the foregoing formulas with respect to the portion of Land Under Development in the Borrowing Base in excess of the amount of Land Under Development that would cause the aggregate Appraised Value of Raw Land and Land Under Development to equal 125% of Tangible Net Worth;
     (c) Finished Lots. With respect to Finished Lots, the lesser of (i) eighty percent (80%) of Finished Lot Acquisition Cost for the Finished Lot and (ii) seventy-five percent (75%) of the Appraised Value of the Finished Lot;
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     (d) Model Units. With respect each Model Unit, the sum of (i) seventy-five percent (75%) of the Finished Lot Acquisition Cost for the subject Lot, plus (ii)(A) seventy-five percent (75%) of the Appraised Value of the Model Unit (less (i) noted above), multiplied by (B) the Completion Percentage for the Model Unit;
     (e) Spec Units. With respect to each Spec Unit, the sum of (i) seventy-five percent (75%) of the Finished Lot Acquisition Cost for the subject Lot plus (ii) (A) seventy-five percent (75%) of the Appraised Value of the Spec Unit (less (i) noted above), multiplied by (B) the Completion Percentage for the Spec Unit; and
     (f) Sold Units. With respect to Sold Units, the sum of (i) eighty percent (80%) of the Finished Lot Acquisition Cost for the subject Lot plus (ii) (A) eighty percent (80%) of the applicable Contract Price (less the Finished Lot Acquisition Cost), multiplied by (B) the Completion Percentage for the Sold Unit;
     provided, however, that the Borrowing Base shall be subject to the following limitations measured in each case as of the time of determination:
     Unsold Units (Spec Units and Model Units) shall not constitute more than 30% of the portion of the Borrowing Base created by all Units (Spec Units, Model Units and Sold Units).
     The portion of the Borrowing Base supported by Raw Land shall not constitute more than 10% of the aggregate Borrowing Base; and
     The portion of the Borrowing Base supported by Raw Land, Land Under Development and Finished Lots shall not constitute more than 65% of the aggregate Borrowing Base.
     “Borrowing Base Assets” means those real estate assets of the Obligors designated as “Borrowing Base Assets” on the most recent Borrowing Base Report received by the Agent which are Raw Land, Land Under Development, Finished Lots or Units, eligible for inclusion in the Borrowing Base pursuant to the requirements of this Agreement and upon which the Agent has a recorded first priority Mortgage for the benefit of the Lenders.
     “Borrowing Base Deficiency” has the meaning described in Section 2.5(c).
     “Borrowing Base Report” means the report provided by the Obligors to the Agent pursuant to Section 7.1(a) containing the information shown on Exhibit “C” and such other information concerning the Borrowing Base Assets as the Agent shall request.
     “Bridge Loan” means the loan from Prior Lender to the Bridge Loan Additional Borrowers in the principal amount of up to $14,999,000.
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     “Bridge Loan Additional Borrower” means each Person defined as a “Bridge Loan Additional Borrower” in the preamble of this Agreement; “Bridge Loan Additional Borrowers” means the collective reference to all Persons defined as “Bridge Loan Additional Borrowers” in the preamble to this Agreement.
     “Budgeted Lot Cost” means, with respect to each Project which is Land Under Development, the sum of (a) the applicable Obligor’s actual cost incurred to purchase the Land, plus (b) the applicable Obligor’s actual cost to obtain all required Governmental Approvals, plus (c) the total budgeted hard costs of labor, materials, land improvements, utility installation and other work to be performed, plus (d) soft costs (survey cost, permit fees, insurance, impact fees, real estate taxes, recording charges, loan fees, marketing costs, interest and overhead) to be incurred, in connection with the construction and completion of the improvements comprising such Project in substantial compliance with the Plans and Specifications, all as reasonably approved by the Agent; provided, however, that upon Completion of a Project which is Land Under Development for an aggregate actual cost which is less than the foregoing amount, the Budgeted Lot Cost for that Project shall be reduced to such aggregate actual cost.
     “Budgeted Unit Cost” means, with respect to each Unit, the sum of (a) the Finished Lot Acquisition Cost for the Lot comprising the subject Unit, plus (b) the total budgeted hard costs of labor, materials, land improvements, utility installation and hook-up and other work to be performed, plus (c) soft costs (survey cost, permit fees, insurance, interest, real estate taxes, recording charges, loan fees, marketing costs and overhead) to be incurred, in connection with the construction and completion of the subject Unit in substantial compliance with the Plans and Specifications, all as reasonably approved by the Agent; provided, however, that upon Completion of a Unit for an aggregate actual cost which is less than the foregoing amount, the Budgeted Unit Cost for that Unit shall be reduced to such aggregate actual cost.
     “Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina, Tysons Corner, Virginia, New York, New York, and each jurisdiction where a Lender has its Lending Office are open for the conduct of their commercial banking business.
     “Capital” has the meaning given to it in the preamble to this Agreement.
     “Closing Date” means the date of this Agreement or if no Revolving Loans are made on such date, such later Business Day upon which each condition described in Section 5.1 shall be satisfied or waived in all respects in a manner acceptable to the Agent, in its sole discretion and the initial Revolving Loans are made.
     “Collateral” means all property of the Obligors including Borrowing Base Assets, which is encumbered by a Mortgage or otherwise granted by the Obligors as security for the Credit Facility under any of the Loan Documents.
     “Commitment” means, as to any Lender, such Lender’s Revolving Credit Commitment or L/C Commitment.
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     “Commitment Percentage” means, as to any Lender at any time, the ratio, stated as a percentage, of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.
     “Completion” means as to each Project that is a Borrowing Base Asset, the date as of which the first Borrowing Base Report was prepared upon which the Completion Percentage for the Project equals or exceeds 95% of the Budgeted Lot Cost or Budgeted Unit Cost applicable to that Project.
     “Completion Percentage” means, as of the time of determination, (a) for each Project that is Land Under Development and is not Completed, the quotient, stated as a percentage, of (i) Actual Costs Incurred (less, as applicable, Obligor’s actual cost incurred to purchase the Land or the Appraised Value of the Land) divided by (ii) the Budgeted Lot Cost (less, as applicable, Obligor’s actual cost incurred to purchase the Land or the Appraised Value of the Land), and (b) for each Project that is a Unit and is not Completed, the quotient, stated as a percentage, of (1) Actual Costs Incurred (less the Lot Acquisition Cost for the subject Unit) divided by (2) the Budgeted Unit Cost (less the Lot Acquisition Cost of the subject Unit).
     “Compliance Inspector” means an independent architect or engineer selected and retained by the Agent at the Obligors’ expense, in order from time to time as required by Agent, (i) to conduct inspections of the Borrowing Base Assets in connection with requests for Revolving Loans, to determine (a) whether construction is proceeding on schedule in substantial accordance with the Plans and Specifications and (b) whether the necessary work has been completed in order to justify the advance requested, and (ii) to consult on such other matters as provided for herein or that the Agent may request in its sole discretion.
     “Consolidated” means, when used with reference to financial statements or financial statement items of the Obligors, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
     “Consolidated Subsidiary(ies)” means any Person whose accounts would be consolidated with those of the Obligors in their consolidated financial statements in accordance with GAAP.
     “Contract Price” means the sales price for a Unit which is payable to an Obligor pursuant to an Approved Contract.
     “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract.
     “Covenant Compliance Certificate” means a certificate signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or other Responsible Officer of Capital certifying that the Obligors are in compliance with all covenants under the Loan Documents including the financial covenants and with all financial covenants under all other debt facilities, demonstrating such compliance with specific computations, all in reasonable detail and otherwise satisfactory to the Agent. The form of the Covenant Compliance Certificate is attached to this Agreement as Exhibit “D”.
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     “Credit Facility” means the Revolving Credit Facility, including the L/C Facility.
     “Debt Service” means, as to the last day of any Fiscal Quarter the sum of (a) interest paid (whether expensed or capitalized) plus (b) required principal payments on any Indebtedness, determined in each case for the four (4) Fiscal Quarters then ended.
     “Debt” means with respect to any Person (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all obligations of such Person under capital leases, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all obligations of others secured by a lien on any asset of such Person, whether or not any such obligation is assumed by such Person, and (vii) all obligations of others guarantied by such Person.
     “Default” means the occurrence of any condition, event, act or omission that, with the giving of notice or passage of time, or both, would constitute an Event of Default.
     “Eligible Assignee” means, with respect to any assignment of the rights, interests and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (c) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (d) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (e) any other Person that has been approved in writing as an Eligible Assignee by the Agent and, so long as no Default or Event of Default has occurred and is continuing, Capital, which consents shall not be unreasonably withheld.
     “Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations, and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
     “Event of Default” means any event or condition specified as an Event of Default in Section 9.1.
     “Existing Lenders” means, separately and collectively, Wachovia, Branch Banking and Trust Company and First Horizon Home Loans, a division of First Tennessee Bank National Association, as Lenders under the Prior Agreement.
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     “Existing Letters of Credit” means those letters of credit issued and outstanding under the L/C Facility as of the Closing Date and identified on Exhibit “E-2” not taking into account any Letter of Credit issued or cancelled on the Closing Date.
     “Existing Loans” means the Revolving Loans outstanding as of the Closing Date and identified on Exhibit “E-1” not taking into account any advance of the Revolving Credit Facility made by the Lenders pursuant to Article III hereof on the Closing Date or any payment of amounts outstanding under the Revolving Credit Facility made by the Obligors on the Closing Date.
     “Extensions of Credit” means (a) with respect to all Lenders, the aggregate principal amount of all outstanding Revolving Loans and L/C Obligations and (b) with respect to each Lender, an amount equal to the sum of (a) the aggregate unpaid principal amount of all Revolving Loans made by such Lender then outstanding and (b) such Lender’s Commitment Percentage of the L/C Obligations then outstanding.
     “Extension Fee” and “Extension Fees” have the meaning described in Section 4.4(c).
     “Federal Funds Rate” means a rate per day equal to the weighted average of rates on overnight federal funds transactions with members of the Federal Reserve System only, arranged by federal funds brokers, as published as of such day by The Federal Reserve Bank of New York.
     “Fee Letter” means the letter agreement dated of even date herewith between the Capital and the Agent concerning the payment of certain fees in connection with the Credit Facility, as the Fee Letter may be amended from time to time.
     “Financial Covenants” has the meaning given to it in ARTICLE VIII.
     “Finished Lot” means any Lot with respect to which all off-site and on-site infrastructure improvements (other than final paving) have been completed including, without limitation (i) all utilities being installed to the Lot, and (ii) all conditions to subdivision approval imposed by the applicable Governmental Authorities being satisfied so that a building permit for a Unit can be obtained, which Lot has not been converted to a Unit. To the extent that one or more of the requirements have not been completed, such requirement shall be deemed to have been completed if such requirement is fully bonded.
     “Finished Lot Acquisition Cost” means (a) for Finished Lots acquired from third parties, the applicable Obligor’s actual cost incurred to purchase the Finished Lots or (b) for Finished Lots developed by the Obligor from Land Under Development, the Budgeted Lot Cost.
     “Fiscal Quarter” means each of the four calendar periods of three months ending on March 31, June 30, September 30 and December 31 of each year.
     “Fiscal Year” means the calendar period beginning January 1 and ending December 31 of each year.
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     “GAAP” means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board from time to time.
     “Governmental Approvals” means all authorizations, consents, approvals, or licenses issued by Governmental Authorities.
     “Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government.
     “Guarantor” means S-M Communities, S-M Financing, KF Neighborhoods, L.L.C., KF II Neighborhoods, LLC, Wildewood Neighborhoods, LLC and each Additional Guarantor; “Guarantors” means the collective reference to all such Persons.
     “Guaranty” means the Guaranty of Payment Agreement dated November 15, 2004 executed and delivered by the Guarantors, as amended, modified, substituted, extended, renewed and supplemented from time to time.
     “Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
     “Hedge Agreement” means any agreement executed by Capital with Wachovia or any other Lender or any other financial institution approved by the Agent in writing, and with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrowers under this Agreement, and any confirming letter executed pursuant to such Hedge Agreement, all as amended, restated or otherwise modified.
     “Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
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     “Horizontal Improvements” means utilities, including water and sewer, curbs, gutters, stormwater detention structures and dedicated roadways built in material compliance with and permitted under applicable laws and regulations all constructed within easements or rights-of-way dedicated or granted to the applicable Governmental Authority, utility company or created or reserved pursuant to a declaration of easements or similar instrument.
     “Indemnified Loss or Expense” means Lenders’ loss or expense in employing deposits as a consequence of (a) the Borrowers’ failure to make any payment when due under the Revolving Loans, or (b) any prepayment of the Revolving Loans bearing interest at the LIBOR Rate on a date other than the last day of an Interest Period.
     “Initial Additional Borrower” means each Person defined as an “Initial Additional Borrower” in the preamble of this Agreement; “Initial Additional Borrowers” refers to all Persons defined as “Initial Additional Borrowers” in the preamble to this Agreement.
     “Initial Borrower” means each Person defined as an “Initial Borrower” in the preamble of this Agreement; “Initial Borrowers” refers to all Persons defined as “Initial Borrowers” in the preamble to this Agreement.
     “Interest Period” means the period beginning on the first London Business Day of each month and ending on the first London Business Day of the following month.
     “Interest Rate Election Notice” means a notice substantially in the form of Exhibit “L” attached to this Agreement and as more particularly described in Section 4.3(e).
     “Issuing Lender” means Wachovia, in its capacity as issuer of any Letter of Credit, or any successor thereto.
     “Land Cost” means the Obligors’ actual cost incurred to purchase the Raw Land.
     “Land Under Development” means land acquired by an Obligor which is zoned for its intended use, has a preliminary plan approved by the appropriate Governmental Authorities in the jurisdiction in which the land is located, and is intended to be under development within nine (9) months of inclusion in the Borrowing Base, as determined by the Agent.
     “Land Under Development Approval Submissions” has the meaning given to it in Section 2.3(b).
     “L/C Commitment” means Thirty-Five Million and No/100 Dollars ($35,000,000).
     “L/C Facility” means the letter of credit facility established pursuant to ARTICLE III hereof.
     “L/C Fee” and “L/C Fees” shall have the meanings assigned thereto in Section 3.3(a).
     “L/C Maximum Availability” means, for any given Letter of Credit, the lowest of:
          (a) the L/C Commitment minus the L/C Obligations; or
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Second Modified and Restated Loan Agreement

          (b) the then applicable Revolving Credit Commitment minus the sum of ((i) all outstanding Revolving Loans and (ii) the L/C Obligations).
     “L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5 or converted to Revolving Loans.
     “L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender.
     “L/C Participation” means, as to any Lender at any time, with respect to all Letters of Credit, the product of the L/C Obligations and such Lender’s Commitment Percentage and, with respect to any particular Letter of Credit, the product of the L/C Obligations applicable solely to that particular Letter of Credit and such Lender’s Commitment Percentage.
     “Lender” means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 11.10(b).
     “Lending Office” means, with respect to any Lender, the office of such Lender administering such Lender’s Commitment.
     “Letter of Credit Agreement” means the Letter of Credit Agreement in the Issuing Lender’s standard form, as such form may be revised from time to time, entered into by and between a Borrower and the Issuing Lender in connection with the issuance of each Letter of Credit; provided, however, each Letter of Credit Agreement shall be modified to include a provision that in the event of any inconsistency between the terms of the Issuing Lender’s standard form Letter of Credit Agreement and the terms of this Agreement, this Agreement shall control. The Issuing Lender’s current standard form of Letter of Credit Agreement is attached to this Agreement as Exhibit “F”.
     “Letters of Credit” shall have the meaning assigned thereto in Section 3.1(a).
     “LIBOR Base Rate” means, with respect to each Interest Period, the rate for U.S. dollar deposits with a maturity equal to one (1) month, as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before such Interest Period begins (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation).
     “LIBOR Market Index Rate” for any day, is the rate for 1-month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London Business Day, then the immediately preceding London Business Day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation).
     “LIBOR Rate” means the sum of (a) the Applicable Margin plus (b) the LIBOR Base Rate.
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Second Modified and Restated Loan Agreement

     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement or other similar form of public notice regarding encumbrances under the laws of any jurisdiction).
     “Loan Documents” means this Agreement and each other document executed and delivered by the Obligors to the Lenders and/or the Agent to evidence and/or secure the Revolving Loans, the obligation of the Obligors with respect to each Letter of Credit and the obligation of the Obligors under each Hedge Agreement entered into with a Lender in connection with the Obligations, all as amended, modified, substituted, extended, and renewed from time to time.
     “Loan Fees” means the fees provided for in Section 4.4.
     “London Business Day” means any Business Day on which dealings in United States Dollar deposits are carried out on the London interbank market and on which commercial banks are open for domestic and international business (including dealings in Dollar deposits) in London, England.
     “Lot” means any lot (i) created pursuant to a duly recorded record plat in the jurisdiction in which such lot is located or (ii) within an Approved Subdivision.
     “Mandate Letter” means the letter agreement dated of even date herewith between Capital and the Agent concerning, among other things, the payment of certain expenses in connection with the Credit Facility, as the Mandate Letter may be amended from time to time.
     “Material Adverse Change” means any change in the properties, business, operation or condition (financial or otherwise) of the Obligors or any of their Subsidiaries that results in a material adverse change in the properties, business, operation or condition (financial or otherwise) of the Obligors and their Subsidiaries on a consolidated basis or a material adverse change in the ability of the Obligors to perform their obligations under the Loan Documents. For the purpose of determining whether a Material Adverse Change has occurred that will permit the Agent to require new Appraisals of all or any portion of the Borrowing Base Assets of a particular Approved Subdivision, Material Adverse Change shall mean the decline in the sales prices for any Units in such Approved Subdivision by an amount equal to fifteen percent (15%) or more or the reduction in pace of sales for such Approved Subdivision by twenty five percent (25%) or more below the Obligors’ pro-forma projections, determined on a calendar quarter basis.
     “Maximum Time” means, with respect to each Borrowing Base Asset other than Model Units, the period of time which commences on the applicable Time Period Commencement Date and continues through and including the date which is as follows:
     (a) for Raw Land, the date which is 24 months after the applicable Time Period Commencement Date;
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     (b) for Land Under Development, (i) the date which is thirty-six (36) months after the applicable Time Period Commencement Date for Land Under Development to be developed into or comprising all or a portion of a single-family residential development containing less than fifty (50) Lots and/or Units, (ii) the date which is forty-eight (48) months after the applicable Time Period Commencement Date for Land Under Development to be developed into or existing in a single-family residential development containing at least fifty (50) but less than one hundred (100) Lots and/or Units, and (iii) the date which is forty-eight (48) months after the applicable Time Period Commencement Date for Land Under Development to be developed into or existing in a single-family residential development containing greater than one hundred (100) Lots and/or Units;
     (c) for Finished Lots, (i) the date which is eighteen (18) months after the applicable Time Period Commencement Date for Finished Lots in Approved Subdivisions containing less than fifty (50) Lots and/or Units, (ii) the date which is thirty-six (36) months after the applicable Time Period Commencement Date for Finished Lots in Approved Subdivisions containing at least fifty (50) but less than one hundred (100) Lots and/or Units, and (iii) the date which is forty-eight (48) months after the applicable Time Period Commencement Date for Finished Lots in Approved Subdivisions containing greater than one hundred (100) Lots and/or Units. Notwithstanding the foregoing, Borrowing Base Assets that are converted from Land Under Development to Finished Lots shall not be included in the Borrowing Base for greater than seventy-two (72) months in the aggregate in those categories;
     (d) for Spec Units, the date which is 15 months after the applicable Time Period Commencement Date; and
     (e) for Sold Units, the date which is 15 months after the Applicable Time Period Commencement Date.
     “Model Unit” means any Unit which is not a Sold Unit and which is intended to be used as a model or sales office to conduct the business of marketing and selling homes.
     “Mortgage” means collectively (a) each mortgage, deed of trust, trust deed, or deed to secure debt, supplemental mortgage or deed of trust, as the same may be modified or amended from time to time (by spreader agreement or otherwise), granted and delivered to the Agent by the Borrowers for the benefit of the Lenders to secure the indebtedness under the Credit Facility and may include Mortgages that secure the Bridge Loan provided the same are modified and amended to secure the Obligations to the Agent’s satisfaction and (b) each indemnity deed of trust or supplemental indemnity deed of trust, as the same may be modified or amended from time to time (by spreader agreement or otherwise), granted and delivered to the Agent by the Guarantors for the benefit of the Lenders to secure the Guaranty.
     “New Lenders” means, separately and collectively, the Lenders added as such in this Agreement.
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Second Modified and Restated Loan Agreement

     “Note” shall mean a Revolving Credit Note; “Notes” shall mean all Revolving Credit Notes.
     “Notice of Account Designation” means a notice, substantially in the form of Exhibit “G” attached to this Agreement, which identifies the deposit account of the Borrowers to which the Agent is authorized to disburse the proceeds of each borrowing under this Agreement.
     “Notice of Borrowing” means a notice, substantially in the form of Exhibit “H” attached to this Agreement, which must be submitted to the Agent in connection with a borrowing pursuant to ARTICLE II with respect to Revolving Loans specifying the information required by Section 2.2(a).
     “Notice of Prepayment” means a notice, substantially in the form of Exhibit “I” attached to this Agreement, which shall be submitted to the Agent in connection with a prepayment pursuant to ARTICLE II with respect to Revolving Loans.
     “Obligations” means any and all obligations (now existing or hereafter arising) of the Obligors under the Loan Documents.
     “Obligor” means each Person defined as a “Obligor” in the preamble to this Modification, including, without limitation, each Borrower, each Guarantor and each Additional Borrower and Additional Guarantor; “Obligors” means the collective reference to all Persons defined as “Obligors” in the preamble to this Modification, including, without limitation, all Borrowers, all Guarantors and all Additional Borrowers and Additional Guarantors.
     “Operational Area” means the District of Columbia and those portions of the Commonwealth of Virginia and the State of Maryland within 100 miles of the Obligors’ offices located at 11111 Sunset Hills Road, Suite 200, Reston, Virginia 20190.
     “Options” means shall mean options and upgrades to Units which (a) are not included in the standard Plans and Specifications for the Unit and (c) are paid for by the purchaser through an addition to the purchase price for the Unit.
     “Other Taxes” has the meaning given to it in Section 4.12(b).
     “Permitted Liabilities” means (a) the Obligations, (b) Subordinated Debt, (c) liabilities arising in the ordinary course of business, such as trade accounts payable, taxes payable, operating lease obligations and customer deposits, (d) reimbursement obligations under surety bonds, (e) monies owed pursuant to the terms of any Hedge Agreements that are contracted by the Borrowers with respect to the Obligations, and (f) Permitted Other Liabilities not exceeding the sum of (i) $25,000,000 and (ii) the potential liability for “breakage” under the terms of any Hedge Agreement entered into with respect to Permitted Other Liabilities; provided, however, the foregoing limit on Permitted Other Liabilities shall not apply from and after any date that the Lenders elect not to extend the Maturity Date.
     “Permitted Liens” means (i) Liens imposed by law, such as mechanics’ liens that (a) arise in the ordinary course of business and that secure amounts not yet due and payable, (b) secure amounts due and payable that are in good faith disputed by the Obligors, or (c) arise out of
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judgments or awards against the Obligors with respect to which the Obligors at the time shall currently be prosecuting an appeal or proceedings for review; provided, however in the case of (b) and (c) above involving amounts in excess of $250,000 individually or in the aggregate, the Obligors shall have obtained a bond or stay of execution satisfactory to the Agent, within ten (10) days after item (b) or (c) becomes a Lien on all or any portion of the Borrowing Base Assets, for the full amount of the Lien; (ii) Liens for taxes or assessments or other governmental charges not yet due and payable; (iii) the UCC-1 financing statements contemplated by each Mortgage; (iv) each Mortgage; (v) any Spreader Agreement; (vi) Liens or other encumbrances set forth on the relevant schedules of the title insurance policies provided to the Agent pursuant to Section 2.8 hereof and approved by the Agent in its sole discretion, and (vii) Liens to secure Permitted Other Liabilities.
     “Permitted Other Liabilities” means liabilities incurred for the acquisition, development, improvement and construction of for-sale residential housing developments not financed by the Credit Facility and not included in the Borrowing Base Assets or liabilities necessary to the operation of the Obligors’ home building business.
     “Person” means an individual, corporation, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.
     “Plans and Specifications” means the plans and specifications (including the engineer’s and/or architect’s final drawings) describing any Project or other improvements to be constructed within the Borrowing Base Assets.
     “Post-Default Rate” means, in respect of any principal of the Revolving Loans or any other amount payable by the Obligors under this Agreement, the Notes or any other Loan Document, if an Event of Default has occurred and is continuing, or if the Note is not paid in full when due (whether on demand or at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the date of the Event of Default or due date, as applicable, until such amount is paid in full, equal to four percent (4%) above any interest rate or rates then in effect in respect of the principal of the Revolving Loan or any portion thereof.
     “Prior Agreement” means that certain First Modified and Restated Loan Agreement dated as of November 15, 2004, by and among Capital and certain affiliated limited liability companies, as Obligors, certain Lenders named therein, Wachovia Capital Markets, LLC, as Arranger, and Wachovia, as a Lender, as Agent for the Lenders and as Issuing Lender, as previously amended, modified, substituted, extended and/or renewed from time to time.
     “Prior Lender” means Wachovia in its capacity as lender under the Bridge Loan.
     “Project” means, as of the applicable time of determination, separately and collectively, each of the following categories of Borrowing Base Assets, and each Borrowing Base Asset within each such category: Raw Land; Land Under Development, Finished Lots, Model Units, Spec Units and Sold Units, which are included in the Borrowing Base.
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Second Modified and Restated Loan Agreement

     “Raw Land” means Land acquired for future development that does not meet the definitions of Land Under Development or Finished Lots.
     “Raw Land Approval Submissions” has the meaning given to it in Section 2.3(a).
     “Register” has the meaning given to it in Section 11.10(d).
     “Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
     “Required Lenders” means any combination of Lenders holding not less than sixty-six and two-thirds percent (66 2/3%) of the Extensions of Credit or, if there are no outstanding Revolving Loans and Letters of Credit, any combination of Lenders whose aggregate Commitments are not less than sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitment; provided, however, so long as there are only three (3) Lenders, “Required Lenders” shall mean any two (2) Lenders.
     “Responsible Officer” means any of the following: the chief executive officer, chief accounting officer, treasurer, or chief financial officer of the Obligors or any other officer of the Obligors reasonably acceptable to the Agent.
     “Revolving Credit Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Loans to and to issue or participate in Letters of Credit issued for the account of the Borrowers hereunder in an aggregate principal amount or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I hereto as such amount may be reduced, increased or modified at any time and from time to time pursuant to the terms hereof and (b) as to all Lenders, the Aggregate Commitment.
     “Revolving Credit Commitment Percentage” means, as to the respective Revolving Credit Commitment of any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the Revolving Credit Commitments of all Lenders.
     “Revolving Credit Facility” means the revolving credit facility established pursuant to ARTICLE II, including the L/C Facility established pursuant to ARTICLE III.
     “Revolving Credit Maturity Date” means December 1, 2010 or such later date to which the Revolving Credit Maturity Date may be extended under Section 2.7 hereof (but, if any such date shall not be a Business Day, the next Business Day thereafter), which date shall constitute the last day of the Revolving Credit Term.
     “Revolving Credit Notes” means the collective reference to the Revolving Credit Notes made by the Borrowers payable to the order of each Lender, substantially in the form of Exhibit “J” hereto, evidencing the Revolving Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; “Revolving Credit Note” means any of such Revolving Credit Notes.
     “Revolving Credit Term” means the period ending on the Revolving Credit Maturity Date, unless such term is extended from time to time by the Lenders, pursuant to the terms
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hereof, in which case the “Revolving Credit Term” for the Revolving Credit Facility shall be the period ending on the date to which such Revolving Credit Maturity Date was extended.
     “Revolving Loan” means any advance of the Revolving Credit Facility made by the Lenders on or after the Closing Date pursuant to ARTICLE II hereof.
     “Revolving Loan Borrowing Limit” means the lesser of (a) the Revolving Credit Commitment (including the L/C Commitment, if any) or (b) the Borrowing Base.
     “Revolving Loan Fee” and “Revolving Loan Fees” have the meanings given to them in Section 4.4(a).
     “Revolving Loan Maximum Availability” means the maximum aggregate amount that is available to be advanced for any given Revolving Loan. The Revolving Loan Maximum Availability for any given Revolving Loan is the Revolving Loan Borrowing Limit minus the sum of all outstanding Revolving Loans and all L/C Obligations which have not been converted to Revolving Loans.
     “Senior Leverage Ratio” means the ratio of (a) notes and loans payable to financial institutions to (b) Tangible Net Worth, determined in each case for the Obligors and their Subsidiaries on a consolidated basis.
     “S-M Communities” means Stanley-Martin Communities, LLC, a Delaware limited liability company.
     “S-M Financing” means Stanley-Martin Financing Corp., a Delaware corporation.
     “Spec Unit” means any Unit on which vertical construction has commenced that is not a Sold Unit or a Model Unit.
     “Sold Unit” means a Unit that is subject to an Approved Contract.
     “Spreader Agreement” means a spreader agreement or supplemental Mortgage, duly executed by the Obligors, in substantially the form attached as Exhibit “K” and in content acceptable to the Agent in its sole discretion, which spreads the lien of the applicable Mortgage to additional property to be included as Borrowing Base Assets.
     “Subdivision Approval Submissions” has the meaning given to it in Section 2.3(c).
     “Subordinated Debt” means any indebtedness for borrowed money issued by S-M Communities and S-M Financing which is not secured directly or indirectly by a lien on any assets of any Obligor and contains the terms attached hereto as Exhibit O or other terms that are acceptable to the Agent; provided that any other Person who or which is directly or indirectly obligated on the Subordinated Debt is also an Obligor.
     “Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of
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Second Modified and Restated Loan Agreement

directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).
     “Survey” means a plat which clearly designates at least (i) the location of the perimeter of the land by courses and distances; (ii) the location of all easements, rights-of-way, alleys, streams, waters, paths and encroachments; (iii) the location of all building restriction lines and set-backs, however established; (iv) the location of any streets or roadways abutting the land; and (v) the then “as-built” location of any improvements and the relation of the improvements by courses and distances to the perimeter of the land, building restriction lines and set-backs, all in conformity with the Minimum Standard Detail Requirements for Land Title Surveys adopted by the American Congress on Surveying and Mapping (1999 Edition).
     “Tangible Net Worth” means the amount by which (a) the Total Tangible Assets exceed (b) total consolidated liabilities, determined in each case for Capital and its Subsidiaries on a consolidated basis.
     “Taxes” has the meaning given to it in Section 4.12(a).
     “Time Period Commencement Date” means the following for each Project:
          (a) for Raw Land, the date as of which the Raw Land is first included in the Borrowing Base;
          (b) for Land Under Development that is acquired from third parties, the date included in the calculation of the Borrowing Base and for Land Under Development that is developed from Raw Land, the date as of which the Land Under Development is reclassified from Raw Land in calculation of the Borrowing Base;
          (c) for Finished Lots that are acquired from third parties, the date included in the calculation of the Borrowing Base; and for Finished Lots that are developed from Land Under Development, the date as of which Finished Lots are reclassified from Land Under Development in calculation of the Borrowing Base; and
          (d) for Spec Units, the date upon which each of the following have occurred: (i) the issuance by the Governmental Authority of a building permit for such Spec Unit (ii) the applicable Obligor has completed the foundation of such Spec Unit, and (iii) the applicable Obligor has commenced vertical construction of such Spec Unit.
          (e) for Sold Units, the date upon which each of the following have occurred: (i) the applicable Obligor has obtained an Approved Contract for such Sold Unit and (ii) either (A) 15 days after the issuance by the Governmental Authority of a building permit for such Sold Unit or (B) the date upon which the applicable Obligor has commenced construction of such Sold Unit.
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     “Title Confirmation Letter” means a letter from a Title Insurance Company or attorney handling title matters for the Obligors which confirms (a) the ownership of the Borrowing Base Asset or Assets that are the subject of the letter, (b) the recordation of the Mortgage or Spreader Agreement that encumbers the applicable Borrowing Base Asset or Assets, and (c) the first priority of such Mortgage or Spreader Agreement. Such letter shall include or have as attachments the information listed in Exhibit “K.”
     “Title Insurance Company” means the title insurance company or companies selected by the Obligors and approved by the Agent, which approval shall not be unreasonably withheld, to provide title services and insurance, when required, in connection with the Credit Facility.
     “Total Liabilities” means (a) all liabilities as shown on the consolidated balance sheet of Capital and its Subsidiaries in accordance with GAAP and Fin 46, (b) all outstanding loan balances associated with recourse obligations of Capital and its Subsidiaries not shown on the consolidated balance sheet of Capital and its Subsidiaries, (c) the principal amount of all surety bonds, letters of credit and/or tri-party agreements whether presented for payment or not but excluding municipal performance bonds, letters of credit and other performance related liabilities for which payment has not been demanded by the beneficiary and for which reimbursement by Capital or the applicable Subsidiary has not been made, (d) net liabilities of Capital and its Subsidiaries under Hedge Agreements, (e) any liabilities of partnerships or joint ventures that should be included in the consolidated financial statements of Capital and its Subsidiaries in accordance with Fin 46, and (f) any non-option related purchase agreements for which Capital or any of its Subsidiaries is obligated to pay at a future date.
     “Total Liabilities to Adjusted Tangible Net Worth Ratio” has the meaning given to it in Section 8.4.
     “Total Tangible Assets” means the amount by which total consolidated assets of Capital and its Subsidiaries exceed the value of any non-compete agreement, software rights, acquired customer relationships, order backlog, goodwill, the amount by which the cost of any acquisition exceeds the book value thereof and other items customarily treated as intangibles under GAAP.
     “UCC” means the Uniform Commercial Code as adopted by and in effect from time to time in the Commonwealth of Virginia,
     “Unencumbered and Unrestricted Liquid Assets” means (a) unrestricted cash plus (b) Revolving Loan Maximum Availability nearest to, but not later than, the test date minus (c) trade payables.
     “Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce Publication No. 500.
     “Unit” means any single-family residential unit including all appurtenances and other structures constructed therewith, constructed or to be constructed on a Lot in an Approved Subdivision in accordance with the Plans and Specifications.
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     “Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.
     Section 1.2 General.
     Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.
     Section 1.3 Other Definitions and Provisions.
          (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Revolving Credit Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.
          (b) Miscellaneous. The word “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
ARTICLE II
REVOLVING CREDIT FACILITY
     Section 2.1 Revolving Loans.
          (a) Advances. Subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to the Borrowers from time to time from the Closing Date until the Revolving Credit Maturity Date as requested by Borrowers in accordance with the terms of Section 2.2; provided, however, (i) no Lender’s Revolving Credit Commitment Percentage of the sum of the aggregate amount of all outstanding Revolving Loans and L/C Obligations shall at any time exceed such Lender’s Revolving Credit Commitment and (ii) no borrowing of Revolving Loans shall be made if the requested Revolving Loan would exceed the Revolving Loan Maximum Availability.
          (b) Use of Proceeds. Each Revolving Loan made by a Lender shall be in a principal amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Loans requested on such occasion. Within such limit and the other limits set forth herein, the Borrowers may borrow, repay and reborrow Revolving Loans pursuant to this Agreement until the Revolving Credit Maturity Date. Revolving Loans shall be made only for the purposes of (i) repaying the outstanding balance of the Existing Loans and the Bridge Loan; (ii) if approved by the Agent in accordance with this Agreement, funding the acquisition of Raw Land and Land Under Development to be simultaneously added to the Borrowing Base Assets; (iii) funding other Actual Costs Incurred with respect to the Borrowing Base Assets; (iv) making advances to reimburse the Issuing
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Lender for L/C Obligations that have been drawn upon; and (v) general working capital and other home building activities.
     Section 2.2 Procedures for Advances of Revolving Credit.
          (a) Borrowing Base Report and Notice of Borrowing.
               (1) The Lenders shall not be required to fund any Revolving Loan to the Borrowers during any calendar month until five (5) Business Days after the Agent’s receipt of the Borrowing Base Report for the prior month. Any Borrowing Base Report delivered after 11:00 a.m. (Virginia time) shall be deemed to have been delivered on the next Business Day. The Lenders shall not be required to fund Revolving Loans more than once during any calendar week.
               (2) Each Notice of Borrowing shall (i) be delivered to Agent with a sufficient number of copies for Agent to deliver a copy to each Lender, which Agent hereby undertakes to do, not later than 11:00 a.m. (Virginia time), at least five (5) Business Days before the date upon which a Revolving Loan is desired; (ii) be irrevocable and constitute a representation by the Borrowers, to the best of their knowledge, that the conditions applicable to the extension of credit requested as set forth in ARTICLE V have been satisfied by the Borrowers in all material respects; and (iii) constitute the Borrowers’ certification that the representations and warranties set forth in ARTICLE VI are true and correct in all material respects except as may be otherwise disclosed to the Agent in writing (it being understood that such disclosure is not intended to constitute a waiver or approval by the Agent or Lenders of any matter so disclosed), that the Obligors are in compliance with all covenants contained in ARTICLE VII, and that no Event of Default has occurred and no Default has occurred and is continuing on the date of the Notice of Borrowing or will have occurred on the date any Revolving Loan is made pursuant to such Notice of Borrowing after giving effect thereto. Notices of Borrowing received after 11:00 a.m. (Virginia time) shall be deemed received on the next Business Day. The Agent shall deliver a copy to the Lenders of each Notice of Borrowing not later than 2:00 p.m. (Virginia time) on the day a Notice of Borrowing is received prior to 11:00 a.m. (Virginia time) and not later than 10:00 a.m. on the day following receipt of a Notice of Borrowing received after 11:00 a.m. (Virginia time).
               (3) Each Notice of Borrowing shall include the following information:
               (A) the amount of the Revolving Loan requested;
               (B) the date the requested borrowing is to be made, which shall be a Business Day;
               (C) the Borrowers’ certification that all representations contained in the Loan Documents, including the most recently submitted Borrowing Base Report and Covenant Compliance Certificate, (i) are true and correct in all material respects as of the date of the Notice of Borrowing except as may be otherwise disclosed to the Agent in writing (it being understood that such disclosure is not intended to constitute a waiver or approval by the Agent or
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Lenders of any matter so disclosed), and, (ii) unless the Borrowers notify the Agent to the contrary in writing before a Revolving Loan is made, will continue to be true and correct in all material respects from the date of the Notice of Borrowing to the date of the Revolving Loan requested in the Notice of Borrowing; and
               (D) The Borrowers’ certification that all applicable conditions to a Revolving Loan set forth in ARTICLE V have been satisfied, including a certification that the requested Revolving Loan does not exceed the then applicable Revolving Loan Maximum Availability.
               (4) If the Obligors fail to deliver a Borrowing Base Report as required by Section 7.1(a), the Obligors shall have fifteen (15) days from the date the Borrowing Base Report was due to deliver a new Borrowing Base Report. This section shall not be subject to any provision of this Agreement which requires the Agent to provide the Obligors notice of non-compliance or additional time periods to perform. For so long as the Agent has not received a current Borrowing Base Report no advance of the Revolving Credit Facility shall be made, no Letter of Credit will be issued and no Collateral will be released from the lien of the Mortgage.
          (b) Adjustments in Borrowing Base. The Borrowing Base Report is subject to adjustment as follows, or as may be determined by the Required Lenders, in the exercise of their reasonable discretion:
               (1) If the Obligors fail to provide any information required in its Notice of Borrowing, or fails to provide the supporting documentation that the Obligors are required to provide in order to determine the collateral category and the amount to be included in the Borrowing Base with respect to each Project in the Borrowing Base Assets, the Agent shall advise the Obligors of the omission and exclude each such Lot or Unit from the calculation of the Borrowing Base unless and until the information or documentation, as applicable, is provided.
               (2) The Agent shall exclude from the calculation of the Borrowing Base any Project that has been a Borrowing Base Asset more than fifteen (15) months and for which the Agent does not have a policy of title insurance as required under Section 2.8.
               (3) Borrowing Base Assets that exceed the Maximum Time in the Borrowing Base will not be included in the Borrowing Base. Upon the request of the Borrower, the Agent will release such Borrowing Base Assets from the lien of the Mortgage provided no Event of Default has occurred and no Default has occurred and is continuing and no Borrowing Base Deficiency will exist upon the release of such Borrowing Base Assets.
               (4) With respect to the aging of a completed Sold Unit that becomes a Spec Unit upon cancellation of an Approved Contract, such Spec Unit may be included as a Borrowing Base Asset for a period of fifteen (15) months from the date of cancellation of an Approved Contract, regardless of the number of days that such Unit was properly categorized as a Sold Unit. For the purposes of the preceding sentence, the date of contract cancellation shall
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be the date as of which the Borrowing Base Report first submitted after such contract cancellation was prepared.
               (5) If the then existing Revolving Credit Maturity Date is not extended, the Revolving Loan Maximum Availability will be limited as follows:
               (A) Approved Subdivisions may not be added to the Mortgage or as Borrowing Base Assets less than twelve (12) months prior to the Revolving Credit Maturity Date as it may be extended pursuant to Section 2.7;
               (B) Raw Land and Land Under Development may not be added to the Borrowing Base other than as Land and Land Under Development less than twelve (12) months prior to the Revolving Credit Maturity Date as it may be extended pursuant to Section 2.7;
               (C) Model Units and/or Spec Units may not be commenced within fifteen (15) months prior to the Revolving Credit Maturity Date; and
               (D) Finished Lots may not be changed to Sold Units if the anticipated delivery date of the applicable Approved Contract is beyond the Revolving Credit Maturity Date.
          (c) Funding Procedure. Not more frequently than once in any calendar week, upon receipt of a Notice of Borrowing, the Agent will verify and recompute, as necessary, the calculations in the Notice of Borrowing and the most recent Borrowing Base Report until the Agent is satisfied, in its sole discretion that the Notice of Borrowing and Borrowing Base Report comply with the terms of this Agreement. On the basis of the Notice of Borrowing and the most recent Borrowing Base Report, as so modified if necessary, the Agent will determine the Revolving Loan amount to be advanced. Not later than 2:00 p.m. (Virginia time) on the proposed borrowing date, each Lender will make available to the Agent, for the account of the Borrowers, at the Agent’s Office in funds immediately available to the Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Loans to be made on such borrowing date. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any borrowing date the amount of its Revolving Credit Commitment Percentage of the requested Revolving Loan shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Revolving Credit Commitment Percentage of the requested Revolving Loan. Upon receipt from the Lenders of such amount, and upon the Borrowers’ satisfaction of the conditions to funding set forth in this Agreement, the Agent will make available to the Borrowers the aggregate amount of such Revolving Loan made available to the Agent by the Lenders. The Borrowers hereby irrevocably authorize the Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrowers identified in the most recent Notice of Account Designation delivered by the Borrowers to the Agent or as may be otherwise agreed upon by the Borrowers and the Agent from time to time. Subject to Section 4.8 hereof, the Agent shall not be obligated to disburse the portion of the proceeds of
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any Revolving Loan requested pursuant to this Section 2.2 to the extent that any Lender has not made available to the Agent its Revolving Credit Commitment Percentage of such Revolving Loan.
     Section 2.3 Addition of Borrowing Base Assets.
               Any Obligor and/or its Subsidiaries may acquire additional property located in the Operational Area which shall be given as Collateral upon acquisition provided that (i) the Obligors shall execute and deliver to the Agent either (A) a Spreader Agreement, which shall be recorded among the land records in the jurisdiction in which the additional property is located, spreading the lien of the applicable Mortgage to such additional property or, (B) if the additional property is located in a jurisdiction where there are no existing Borrowing Base Assets and, therefore, no Mortgage already of record, the Obligors shall execute and record a complete Mortgage rather than a Spreader Agreement in the applicable jurisdiction; and (ii) the Obligors shall have complied with the applicable provisions of Section 2.8 regarding title matters; and provided further, that no property shall be acquired by the Obligors unless and until the following conditions precedent shall have been satisfied, each of which shall be satisfactory in form and substance to the Agent:
          (a) Approval of Additional Raw Land. Approval of the additional Raw Land shall be granted by Agent provided the following conditions are satisfied (the “Raw Land Approval Submissions”):
               (1) The Agent shall have commissioned, received, reviewed, and approved, at the Obligors’ expense, an Appraisal of the Raw Land intended to be included in the Borrowing Base Assets.
               (2) The Agent shall have received, reviewed, and approved a Phase I Environmental Site Assessment performed by a firm selected by Obligor and paid for by Obligors, addressed to the Agent or assigned to the Agent, in all respects acceptable to the Agent, which indicates that the Raw Land is either free from Hazardous Materials or affected only by such environmental matters as may be acceptable to the Agent in its sole discretion.
               (3) The Agent shall have received a copy of the title report received by the Obligors in connection with the acquisition of the Raw Land to be included in the Borrowing Base Assets, which must be in form and substance acceptable to the Agent, indicating that the Raw Land is not subject to any Liens that, in the Agent’s judgment, would adversely affect the applicable Obligor’s ability to develop and sell the improvements to be constructed on the Raw Land.
               (4) The Agent shall have obtained evidence that the Raw Land intended to be added to the Borrowing Base Assets (i) is not located in a flood hazard area requiring flood insurance or is insured by the necessary flood insurance coverage and (ii) is covered by all insurance described in Section 7.10.
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               (5) The Agent shall have received, reviewed and approved the Raw Land Approval Submissions and such other documents in respect of the Raw Land as the Agent shall have reasonably requested.
               (6) The Agent shall have received a signed purchase agreement with a purchase price of less than $14,000,000.
               The Obligors shall submit all of the materials itemized above to the Agent at least thirty (30) days before the Obligors intend to submit a Notice of Borrowing with respect to the additional Raw Land. The Agent will provide written notice of approval or a statement identifying the inadequacies of Obligors’ submission not later than ten (10) Business Days after the Agent’s receipt of the information described above.
          (b) Approval of Additional Land Under Development. Approval of the additional Land Under Development shall be granted by the Agent provided the following conditions are satisfied (the “Land Under Development Approval Submissions”):
               (1) The Agent shall have commissioned, received, reviewed, and approved, at the Obligors’ expense, an Appraisal of the Land Under Development intended to be added to the Borrowing Base Assets, including the Appraised Value and the prospective future value to one buyer, or the market value discounted for time, in compliance with FIREA standards as applicable to any Lender.
               (2) The Agent shall have received, reviewed, and approved a Phase I Environmental Site Assessment performed by a firm selected by Obligor and paid for by Obligors, addressed to the Agent or assigned to the Agent, in all respects acceptable to the Agent, which indicates that the Raw Land is either free from Hazardous Materials or affected only by such environmental matters as may be acceptable to the Agent in its sole discretion.
               (3) The Obligors shall have delivered to the Agent a copy of the title report received by the applicable Obligor in connection with the acquisition of the Land Under Development to be added as Borrowing Base Assets, which must be in form and substance acceptable to the Agent, indicating that the Land Under Development is not subject to any Liens that, in the Agent’s judgment, would adversely affect the applicable Obligor’s ability to develop and sell the improvements to be constructed on the Land Under Development.
               (4) The Agent shall have obtained evidence that the Land Under Development intended to be added to the Borrowing Base Assets (i) is not located in a flood hazard area requiring flood insurance or is insured by the necessary flood insurance coverage and (ii) is covered by all insurance coverage required in Section 7.10.
               (5) The Obligors shall have delivered to the Agent the approved preliminary plan or, if available, the approved final plan for development of the Land Under Development.
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               (6) The Agent shall have received, reviewed and approved the Land Under Development Approval Submissions and such other documents in respect of the Land Under Development as the Agent shall have reasonably requested.
               The Obligors shall submit all of the materials itemized above to the Agent at least thirty (30) days before the Obligors intend to submit a Notice of Borrowing with respect to the additional Land Under Development. The Agent will provide written notice of approval or a statement identifying the inadequacies of Obligor’s submissions, not later than ten (10) Business Days after the Agent’s receipt of the information described above.
          (c) Approval of Additional Lots and Subdivisions. Approval of additional Lots and Subdivisions shall be granted by Agent provided the following conditions are satisfied (the “Additional Lots Approval Submissions”) at least thirty (30) days before the Obligors intend to submit a Notice of Borrowing with respect to the additional Lots or Units:
               (1) The proposed addition must consist of for-sale residential housing to be constructed on-site and shall not include any mobile homes or manufactured housing, and must provide for the maximum base sales price before options for the Units of less than $950,000.
               (2) The Agent shall have commissioned, received, reviewed, and approved, at the Obligors’ expense, an Appraisal of the Lots in the proposed subdivision intended to be included in the Borrowing Base Assets.
               (3) The Agent shall have received, reviewed, and approved a Phase I Environmental Site Assessment performed by a firm selected by Obligor and paid for by Obligors, addressed to the Agent or assigned to the Agent, in all respects acceptable to the Agent, which indicates that the Raw Land is either free from Hazardous Materials or affected only by such environmental matters as may be acceptable to the Agent in its sole discretion.
               (4) The Obligors shall have delivered to the Agent a copy of the title report received by the applicable Obligor in connection with the acquisition of the Lots to be added as Borrowing Base Assets, which must be in form and substance acceptable to the Agent, indicating that the land to be added to the Borrowing Base Assets within the proposed subdivision is not subject to any Liens that, in the Agent’s judgment, would adversely affect the applicable Obligor’s ability to develop and sell the improvements to be constructed on the affected property.
               (5) The Agent shall have received evidence that the Lots in the proposed subdivision intended to be included in the Borrowing Base Assets (i) are not located in a flood hazard area requiring flood insurance or are insured by the necessary flood insurance coverage and (ii) are covered by all insurance coverage described in Section 7.10.
               (6) The Agent shall have received, reviewed and approved the Subdivision Approval Submissions and such other real estate documents in respect of the subdivision as the Agent shall have reasonably requested.
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     Section 2.4 Conditions to Revolving Loans for Land Under Development and Construction of Units.
               The obligation of the Lenders to make Revolving Loans for Land Under Development and the construction of Units is further subject to the receipt by the Agent of the following documents, each of which shall be satisfactory in form and substance to the Agent:
          (a) Certificate of Compliance Inspector. If required by the Agent, a certificate by the Compliance Inspector approving in all respects any Notice of Borrowing. The Agent will not require a certificate from the Compliance Inspector as a condition to funding unless the Compliance Inspector has identified discrepancies, unfavorable to the Lenders, between the percentage of completion represented by the Obligors and that found by the Compliance Inspector, in five percent (5%) or more of the inspected Lots or Units in two (2) consecutive quarters. Thereafter, the Agent may require in its sole discretion a certificate of Compliance Inspector as a condition to Revolving Loans.
          (b) Notice of Borrowing. A Notice of Borrowing for payment, which shall set forth each element of the Borrowing Base Report and the amount sought to be borrowed in respect of each such element. While any Default shall have occurred and be continuing, if the Agent reasonably deems the Lenders insecure that any design professional, contractor or subcontractor and other Persons who may be entitled to a Lien on any Borrowing Base Asset is not being paid when payments are due from the Obligors, the Agent may request that the Obligors provide releases and waivers for work performed and materials furnished through the date of the Notice of Borrowing simultaneously with the requested disbursement and, in such event, the Lenders shall not be required to make any advance hereunder prior to the Agent’s receipt of such releases and waivers.
          (c) Insurance. In the case of the first advance in respect of any new Borrowing Base Asset, evidence of title insurance that meets the requirements of Section 2.8, in form and substance acceptable to the Agent and other insurance as required by Section 7.10.
     Section 2.5 Repayment of Revolving Loans
          (a) Repayment on Revolving Credit Maturity Date. If not previously paid, the Borrowers shall repay the outstanding principal amount of all Revolving Loans in full on the Revolving Credit Maturity Date together with all accrued but unpaid interest thereon.
          (b) Certain Payments. The Borrowers shall have the obligation to prepay the Revolving Loans in accordance with Section 2.5(c) herein and shall have the right to prepay the Revolving Loans in whole or in part in accordance with Section 2.5(e); however, any prepayment, in whole or in part, shall not affect the Borrowers’ obligation to continue making payments in connection with any Hedge Agreement, which will remain in full force and effect in accordance with its terms notwithstanding such prepayment. Except with respect to Sold Units in connection with a settlement with a purchaser, the Obligors shall have no right to the release of any Borrowing Base Asset from the lien of the Mortgages at any time that an Event of Default has occurred or a Default has occurred and is continuing.
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          (c) Borrowing Base Deficiency. If the sum of (i) the aggregate unpaid principal amount of all Revolving Loans outstanding at any time plus (ii) the aggregate L/C Obligations outstanding at such time which have not been converted to Revolving Loans exceeds the Revolving Loan Borrowing Limit determined based on the most recent Borrowing Base Report that has been received by the Agent (a “Borrowing Base Deficiency”), the Obligors shall within fifteen (15) days from the date such Borrowing Base Report was delivered to the Agent, determined without regard to any provision of this Agreement which requires the Agent to provide the Obligors notice of non-compliance or additional time periods to perform any obligation, either (A) repay an amount equal to such excess by payment to the Agent for the account of the Lenders or (B) deliver a new Borrowing Base Report that demonstrates compliance with the current outstanding Obligations. Except as provided by Section 8.7 (Appraisals), so long as a Borrowing Base Deficiency exists no additional Revolving Loan shall be made, no Letter of Credit will be issued and no Collateral will be released from the lien of the Mortgage, except that liens with respect to Sold Units shall nevertheless, be released in connection with settlements with purchasers.
          (d) Releases of Units. Upon the Obligors’ request, the Agent shall release Collateral from the lien of the Mortgage without the payment of any additional consideration provided that (i) no Event of Default exists and is continuing; (ii) such release would not cause the outstanding unpaid principal balance of the Revolving Loans plus the aggregate L/C Obligations which have not been converted to Revolving Loans to exceed the Revolving Loan Borrowing Limit as determined upon delivery of the next Borrowing Base Report required pursuant to Section 7.1(a); and (iii) the release of assets does not exceed a value of $5,000,000. Upon the Obligors’ request, the Agent shall release Collateral from the lien of the Mortgage coincident with its receipt and approval of the Borrowing Base Report and, if such release would result in a Borrowing Base Deficiency, the payment an amount sufficient to cure the Borrowing Base Deficiency. Notwithstanding the foregoing conditions to the release of Collateral from the lien of the Mortgage, Agent shall release the lien on all Sold Units at the time of settlement with a purchaser.
          (e) Repayments. Subject to the provisions of Section 4.10, the Borrowers shall have the right on any Business Day to repay the amount outstanding under the Revolving Loans in whole or in a minimum amount of $250,000, provided that repayments shall not be made more frequently than once during any calendar week.
          (f) Application of Payments. Payments received by the Agent pursuant to this Section 2.3 shall be applied first to the Revolving Loans and Reimbursement Obligations that accrue interest at the Base Rate until such Revolving Loans and Reimbursement Obligations are repaid in full and thereafter to the Revolving Loans and Reimbursement Obligations accruing interest at the LIBOR Rate; provided, however, the Borrowers may request that any repayment amount which exceeds the amount which is required to repay in full the Revolving Loans and Reimbursement Obligations accruing interest at the Base Rate be held by the Agent as cash collateral for the Revolving Loans and Reimbursement Obligations accruing interest at the LIBOR Rate until such time as such Revolving Loans and Reimbursement Obligations, or portion thereof, can be paid without incurring any breakage charges.
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          (g) Prepayment Procedures.
               (1) Each prepayment shall be made pursuant to a Notice of Prepayment from the Borrowers to the Agent, which notice shall specify the principal amount to be prepaid and the date of prepayment (which shall be a Business Day), be irrevocable, and be effective only if received by the Agent not later than 1:00 p.m. (Virginia time) on the prepayment date. Upon receipt of such notice the Agent shall promptly notify each Lender. If a Notice of Prepayment is given, the amount specified in such notice shall be due and payable on the date set forth in such Notice.
               (2) If no Event of Default has occurred and no Default has occurred and is continuing, any prepayment made pursuant to the provisions of Section 2.5(c), Section 2.5(d) or Section 2.5(e), as applicable, shall be applied in accordance with the provisions of Section 2.5(f). Any prepayment made after an Event of Default has occurred or while a Default has occurred and is continuing shall be applied to accrued and unpaid fees, late charges, interest, and principal due under the Credit Facility, in any order and in any manner that the Agent deems desirable in its absolute discretion.
     Section 2.6 Revolving Credit Notes.
     Each Lender’s Revolving Loans and the obligation of the Borrowers to repay such Revolving Loans shall be evidenced by a separate Revolving Credit Note executed by the Borrowers payable to the order of such Lender at the Agent’s Office representing the obligation of the Borrowers to pay the amount of such Lender’s Revolving Credit Commitment or, if less, the aggregate unpaid principal amount outstanding from time to time of all Revolving Loans made by such Lender to the Borrowers hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Revolving Credit Note shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.3.
     Section 2.7 Revolving Credit Maturity Date Extension.
     Upon receipt by the Agent of an application from the Borrowers for an extension of the Revolving Credit Maturity Date, no earlier than one hundred twenty (120) days and no later than sixty (60) days prior to any anniversary of the Closing Date, and provided that no Event of Default has occurred and no Default has occurred and is continuing, the Lenders will consider a one-year extension of the Revolving Credit Maturity Date so as to effect a three-year rolling maturity for the Revolving Credit Facility. Each Lender may grant or withhold approval of such extension in its sole and unreviewable discretion. The Agent will advise the Borrowers of the Lenders’ decision with respect to renewal no later than forty five (45) days after the Borrowers have requested an extension of the then current Revolving Credit Maturity Date. No such extension shall be made without the prior consent of the Required Lenders. In the event that the Required Lenders provide consent to an extension but one or more Lenders do not consent to such extension, (a) the Revolving Credit Maturity Date shall be extended with respect to the consenting Lenders’ Commitments, (b) Obligors shall repay the Obligations owed to the non-consenting Lenders as of and on the then-existing Revolving Credit Maturity Date, and (c) Agent shall appropriately adjust the Aggregate Commitment and remaining Lenders’ respective Commitment Percentages.
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     Section 2.8 Title Insurance.
               (a) Each title policy required under this Agreement shall be issued by the Title Insurance Company on the standard ALTA form (1992) in an amount equal to the amount of the Revolving Loans allocated to such Borrowing Base Asset, as determined by the Agent in its sole discretion, without exceptions as to mechanics’ liens, with no other exceptions objectionable to the Agent, and with a “last dollar” endorsement and other endorsements as the Agent shall reasonably request. If required by the Title Insurance Company in order to delete mechanics’ lien exceptions, the Obligors must agree to provide an indemnification agreement satisfactory to the Title Insurance Company. Upon the Agent’s request (if the insured amount exceeds the limits from time to time promulgated by the Agent for the title insurer or insurers providing the title insurance), the Lenders must receive reinsurance and direct access agreements in form and substance reasonably satisfactory to the Agent in form and amount and with companies acceptable to the Agent. The Agent and its counsel must each be provided with legible record copies of all documents listed as the source of title or as exceptions in the title binder. The title policy must assure the Lenders that the roads and ways, upon which the applicable Borrowing Base Asset bounds and has access, are duly dedicated open and maintained public ways or that other reasonable vehicular access is available. No subsequent title bring-to-date reports will be required so long as the Obligors pay all payables within forty five (45) days of the date rendered and, if required by the Required Lenders and material in amount, obtains lien waivers at the time of payment from those contractors who have the right to file mechanic’s liens.
               (b) Title insurance will not be required on any Borrowing Base Asset that is subject to a Mortgage granted by a Borrower and is reasonably expected to remain a Borrowing Base Asset for less than fifteen (15) months (i.e., Sold Units, Spec Units, or Model Units) or is not eligible for inclusion in the Borrowing Base after fifteen (15) months, so long as the Obligors pay all payables within forty five (45) days of the date rendered and obtain monthly lien waivers at the time of payment from their contractors who have the right to file mechanics’ liens. Notwithstanding the foregoing, whenever new Projects are added as Borrowing Base Assets, the applicable Borrower must submit to the Agent a Title Confirmation Letter for each such Project. In addition, at the Agent’s option, the Agent may from time to time obtain, at Lenders’ expense, separate title reports for such Projects. Such title reports must indicate that the Borrowers own each Project free and clear of all liens and other encumbrances reasonably objectionable to the Agent, and that such Project is subject to a first priority recorded Mortgage. The quarterly Covenant Compliance Certificate will include a certification by the Obligors that, to the Obligors’ knowledge, no Borrowing Base Asset for which the Lenders do not have title insurance and which is subject to a Mortgage from a Borrower has been a Borrowing Base Asset for more than fifteen (15) months. The Agent will reserve the right to inspect the Obligors’ books and records upon reasonable advance notice to the Obligors during normal business hours to further monitor compliance with this requirement.
               (c) Title insurance will be required on any Borrowing Base Asset that is subject to a Mortgage granted by a Guarantor and shall include, without limitation, a creditor’s rights deletion endorsement.
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     Section 2.9 Increase in Commitments.
          (a) After the Closing Date, the Agent may, from time to time upon five (5) Business Days prior notice by Capital on behalf of the Obligors of a request to increase the Aggregate Commitment, increase the Aggregate Commitment by (x) admitting additional Lenders hereunder (each a “Subsequent Lender”), or (y) increasing the Commitment of any Lender (each an “Increasing Lender”), subject to the following conditions:
     (i) each Subsequent Lender is an Eligible Assignee;
     (ii) Borrowers execute (A) a new Note payable to the order of a Subsequent Lender, if requested by such Subsequent Lender, or (B) a replacement Note payable to the order of an Increasing Lender, if requested by such Increasing Lender;
     (iii) each Subsequent Lender executes a signature page to this Agreement;
     (iv) after giving effect to the admission of any Subsequent Lender or the increase in the Commitment of any Increasing Lender, the Aggregate Commitment does not exceed $150,000,000;
     (v) each increase in the Aggregate Commitment shall be in the minimum amount of $5,000,000 or a greater integral multiple of $1,000,000;
     (vi) no admission of any Subsequent Lender shall increase the Commitment of any existing Lender without the consent of such existing Lender;
     (vii) no Lender shall be an Increasing Lender without the consent of such Lender; and
     (viii) no Default or Event of Default exists nor would occur after giving effect to such increase.
          (b) After the admission of any Subsequent Lender or the increase in the Commitment of any Increasing Lender, the Agent shall promptly provide to each Lender a new Schedule I to this Agreement. In the event that there are any Revolving Loans and/or Letters of Credit outstanding after giving effect to an increase in the Aggregate Commitment pursuant to this Section 2.9, upon notice from the Agent to each Lender, the amount of such Revolving Loans owing to each Lender and the amount of each Lender’s L/C Participation shall be appropriately adjusted to reflect the new Commitment Percentages of the Lenders (in which case Obligors shall pay any amounts required under Section 4.10).
          (c) Conflicting Provisions. This Section shall supersede any provisions in Sections 4.7 or 11.11 (other than Section 11.11(a)(i)) to the contrary.
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Second Modified and Restated Loan Agreement

ARTICLE III
L/C FACILITY
     Section 3.1 L/C Commitment.
          (a) Issuance. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4, agrees to issue one or more standby letters of credit (“Letters of Credit”) for the account of the Borrowers on any Business Day from the Closing Date through but not less than the date prior to the Revolving Credit Maturity Date (as the same may be extended pursuant to Section 2.7) in such form as may be approved from time to time by the Issuing Lender; provided, however, the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Obligations would exceed the L/C Maximum Availability.
          (b) Terms. Each Letter of Credit shall (i) be denominated in U.S. Dollars, (ii) be a standby letter of credit issued to support obligations of the Borrowers or any of their Subsidiaries, contingent or otherwise, incurred in the ordinary course of business in connection with the purchase or development of real estate assets and such other purposes as may be approved by the Agent, (iii) expire on a date no later than the then applicable Revolving Credit Maturity Date, and (iv) be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the Commonwealth of Virginia. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any Existing Letters of Credit or any Letter of Credit previously issued under the provisions of this Agreement, unless the context otherwise requires.
     Section 3.2 Procedure for Issuance of Letters of Credit.
     The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Agent’s Office an Application therefore, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and ARTICLE V and to closing hereof, and to the execution by the Borrowers of a Letter of Credit Agreement, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefore and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrowers. The Issuing Lender shall furnish to the Borrowers a copy of such Letter of Credit and notify each Lender of the issuance of such Letter of Credit and the amount of each Lender’s L/C Participation therein, and upon request by any Lender furnish to such Lender a copy of such Letter of Credit, all promptly following the issuance of such Letter of Credit.
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     Section 3.3 L/C Fees.
          (a) In connection with each standby Letter of Credit, the Borrowers shall pay to the Agent for the ratable benefit of the Lenders a letter of credit fee (each a “L/C Fee” and collectively the “L/C Fees”) in an amount equal to the greater of (i) $400 or (ii) one percent (1%) of the stated amount of each such Letter of Credit without regard for provisions contained in the Letters of Credit which may give rise to a reduction in the stated amount thereof unless such reduction has actually occurred. The Letter of Credit Fees shall be paid upon the opening of each Letter of Credit and upon each anniversary thereof, if any.
          (b) In addition, with respect to each standby Letter of Credit, the Borrowers shall pay to the Agent upon the opening of each Letter of Credit, for its own account, an issuance fee equal to the Agent’s then customary issuance fees for commercial letters of credit. In addition, the Borrowers shall pay to the Agent all other reasonable and customary amendment, negotiation, processing, transfer or other fees to the extent and as and when required by the provisions of any Letter of Credit Agreement. All such fees are included in and are a part of the “Fees” payable by the Borrowers under the provisions of this Agreement and are for the sole and exclusive benefit of the Agent.
     Section 3.4 L/C Participations.
          (a) Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The obligation of each L/C Participant to pay such amount shall be unconditional and irrevocable under any and all circumstances and may not be terminated, suspended or delayed for any reason, including any Default or Event of Default.
          (b) Payment to Issuing Lender. Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to this Section 3.4(b) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall promptly notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Agent during the period from and including the date
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such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due prior to 5:00 p.m. on that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due prior to 5:00 p.m. on the following Business Day.
          (c) Settlement. Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4(c), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed to it by the Issuing Lender.
     Section 3.5 Reimbursement Obligation of the Borrowers.
          Unless the Borrowers are entitled to obtain a Revolving Loan in such amount on such date, the Borrowers agree to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft properly paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. So long as Wachovia is the Issuing Lender, each such payment shall be made at the Agent’s Office. If Wachovia is not the Issuing Lender, each such payment shall be made to the Issuing Lender at its address for notices specified herein. In any case, each such payment shall be made in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this ARTICLE III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate that is provided for in the Letter of Credit Agreement. Unless the Borrowers have otherwise previously reimbursed the Issuing Lender, then on the date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit, the Borrowers shall be deemed to have timely given a Notice of Borrowing hereunder to the Agent requesting the Lenders to make a Revolving Loan on such date in an amount equal to the amount of such drawing and, regardless of whether the conditions precedent specified in ARTICLE V have been satisfied, the Lenders shall make Revolving Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.
     Section 3.6 Obligations Absolute.
     The obligations of the Borrowers under this ARTICLE III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all
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circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrowers may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrowers also agree with the Issuing Lender that, except as otherwise provided by Applicable Law, the Issuing Lender shall not be responsible for, and the Reimbursement Obligation of the Borrowers under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. Each L/C Participant agrees that its obligation hereunder with respect to any Letter of Credit shall not be affected or impaired by any lack or absence of the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s negligence or willful misconduct. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
     Section 3.7 Effect of Application and Letter of Credit Agreement.
     To the extent that any provision of any Application related to any Letter of Credit or the Letter of Credit Agreement executed in connection therewith is inconsistent with the provisions of this ARTICLE III, the provisions of this ARTICLE III shall apply.
     Section 3.8 Resignation of the Issuing Lender, Successor Issuing Lender.
     Subject to the appointment and acceptance of a successor as provided below, the Issuing Lender may resign at any time by giving notice thereof to the Agent, the L/C Participants and the Borrowers. Upon any such resignation, the Agent, with the consent of the Required Lenders, shall appoint a successor Issuing Lender, which successor shall be a Lender and shall have combined capital and surplus in excess of $1,000,000,000. If no successor Issuing Lender shall have been so appointed and shall have accepted such appointment within thirty (30) days after the Issuing Lender’s giving of notice of resignation, then the Agent shall, on behalf of the Lenders, appoint a successor Lender as Issuing Lender, which successor shall have combined capital and surplus in excess of $1,000,000,000. Upon the acceptance of any appointment as
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Issuing Lender hereunder by a successor Issuing Lender, such successor Issuing Lender shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Issuing Lender, and the retiring Issuing Lender shall be discharged from all future duties and obligations hereunder as Issuing Lender; provided, however, in no event shall such appointment of a successor Issuing Lender affect the obligations of the retiring Issuing Lender and the L/C Participants under any then outstanding Letters of Credit, including Letters of Credit issued during the thirty (30) day notice period. After any retiring Issuing Lender’s resignation hereunder as Issuing Lender, the provisions of this Section 3.8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Issuing Lender.
ARTICLE IV
GENERAL LOAN PROVISIONS
     Section 4.1 Obligors’ Representatives.
          (a) The Obligors hereby represent and warrant to the Agent and the Lenders that each of them will derive benefits, directly and indirectly, from each Letter of Credit and from each advance of the Revolving Loan, both in their separate capacity and as a member of the group to which each of the Obligors belong and because the successful operation of the group is enhanced by the continued successful performance of the functions of the group as a whole, because (a) the terms of the consolidated financing provided under this Agreement are more favorable than would otherwise would be obtainable by the Obligors individually, and (b) the Obligors’ additional administrative and other costs and reduced flexibility associated with individual financing arrangements which would otherwise be required if obtainable would substantially reduce the value to the Obligors of the financing. The Obligors in the discretion of their respective managements are to agree among themselves as to the allocation of the benefits of Letters of Credit and the proceeds of Revolving Loan; provided, however, that the Obligors shall be deemed to have represented and warranted to the Agent and the Lenders at the time of allocation that each benefit and use of proceeds is a Permitted Use.
          (b) For administrative convenience, each Obligor hereby irrevocably appoints Capital as the Obligor’s attorney-in-fact, with power of substitution (with the prior written consent of the Agent in the exercise of its sole and absolute discretion), in the name of Capital or in the name of the Obligor or otherwise to take any and all actions with respect to the this Agreement, the other Loan Documents, the Obligations and/or the Collateral as Capital may so elect from time to time, including, without limitation, actions to (i) request advances under the Revolving Loan, apply for and direct the benefits of Letters of Credits, and direct the Agent to disburse or credit the proceeds of any advance of the Revolving Loan directly to an account of Capital, any one or more of the Obligors or otherwise, which direction shall evidence the making of such advance of the Revolving Loan and shall constitute the acknowledgment by each of the Obligors of the receipt of the proceeds of such advance of the Revolving Loan or the benefit of such Letter of Credit, (ii) enter into, execute, deliver, amend, modify, restate, substitute, extend and/or renew this Agreement, any Additional Obligor Joinder Supplement, any other Loan Documents, security agreements, mortgages, deposit account agreements, instruments, certificates, waivers, letter of credit applications, releases, documents and agreements from time
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to time, and (iii) endorse any check or other item of payment in the name of the Obligor or in the name of Capital. The foregoing appointment is coupled with an interest, cannot be revoked without the prior written consent of the Agent, and may be exercised from time to time through Capital’s duly authorized officer, officers or other Person or Persons designated by Capital to act from time to time on behalf of Capital.
          (c) Each of the Obligors hereby irrevocably authorizes each of the Lenders to make advances of the Revolving Loan to any one or more of the Obligors, and hereby irrevocably authorizes the Agent to issue or cause to be issued Letters of Credit for the account of any or all of the Obligors, pursuant to the provisions of this Agreement upon the written, oral or telephone request of any one or more of the Persons who is from time to time a Responsible Officer of a Obligor under the provisions of the most recent certificate of corporate resolutions and/or incumbency of the Obligors on file with the Agent and also upon the written, oral or telephone request of any one of the Persons who is from time to time a Responsible Officer of Capital under the provisions of the most recent certificate of corporate resolutions and/or incumbency for Capital on file with the Agent.
          (d) Neither the Agent nor any of the Lenders assumes any responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between the Agent and the Obligors or the Agent and any of the Lenders in connection with the Revolving Loan, any advance of the Revolving Loan, any Letter of Credit or any other transaction in connection with the provisions of this Agreement. Without implying any limitation on the joint and several nature of the Obligations, the Lenders agree that, notwithstanding any other provision of this Agreement, the Obligors may create reasonable inter-company indebtedness between or among the Obligors with respect to the allocation of the benefits and proceeds of the advances and Revolving Loan under this Agreement. The Obligors agree among themselves, and the Agent and the Lenders consent to that agreement, that each Obligor shall have rights of contribution from all of the other Obligors to the extent such Obligor incurs Obligations in excess of the proceeds of the Revolving Loan received by, or allocated to purposes for the direct benefit of, such Obligor. All such indebtedness and rights shall be, and are hereby agreed by the Obligors to be, subordinate in priority and payment to the indefeasible repayment in full in cash of the Obligations, and, unless the Agent agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been indefeasibly paid in full in cash. The Obligors agree that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations. Each Obligor hereby waives all rights of counterclaim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise. Each Obligor shall not evidence the inter-company indebtedness or rights of contribution by note or other instrument, and shall not secure such indebtedness or rights of contribution with any Lien or security. Notwithstanding anything contained in this Agreement to the contrary, the amount covered by each Obligor under the Obligations (including, without limitation, Section 4.2 (Guaranty)) shall be limited to an aggregate amount (after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Obligor in respect of the Obligations) which, together with other amounts owing by such Obligors to the Agent and the Lenders under the Obligations, is equal to the largest amount
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that would not be subject to avoidance under the Bankruptcy Code or any applicable provisions of any applicable, comparable state or other Laws.
     Section 4.2 Guaranty.
          (a) Each Obligor hereby unconditionally and irrevocably, guarantees to the Agent and the Lenders:
               (1) the due and punctual payment in full (and not merely the collectibility) by the other Obligors of the Obligations, including unpaid and accrued interest thereon, in each case when due and payable, all according to the terms of this Agreement, the Notes and the other Loan Documents;
               (2) the due and punctual payment in full (and not merely the collectibility) by the other Obligors of all other sums and charges which may at any time be due and payable in accordance with this Agreement, the Notes or any of the other Loan Documents;
               (3) the due and punctual performance by the other Obligors of all of the other terms, covenants and conditions contained in the Loan Documents; and
               (4) all the other Obligations of the other Obligors.
          (b) The obligations and liabilities of each Obligor as a guarantor under this Section shall be absolute and unconditional and joint and several, irrespective of the genuineness, validity, priority, regularity or enforceability of this Agreement, any of the Notes or any of the Loan Documents or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Each Obligor in its capacity as a guarantor expressly agrees that the Agent and the Lenders may, in their sole and absolute discretion, without notice to or further assent of such Obligor and without in any way releasing, affecting or in any way impairing the joint and several obligations and liabilities of such Obligor as a guarantor hereunder:
                   (1) waive compliance with, or any defaults under, or grant any other indulgences under or with respect to any of the Loan Documents;
                   (2) modify, amend, change or terminate any provisions of any of the Loan Documents;
                   (3) grant extensions or renewals of or with respect to the Revolving Loan, the Notes or any of the other Loan Documents;
                   (4) effect any release, subordination, compromise or settlement in connection with this Agreement, any of the Notes or any of the other Loan Documents;
                   (5) agree to the substitution, exchange, release or other disposition of the Collateral or any part thereof, or any other collateral for the Revolving Loan or to the subordination of any lien or security interest therein;
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               (6) make advances for the purpose of performing any term, provision or covenant contained in this Agreement, any of the Notes or any of the other Loan Documents with respect to which the Obligors shall then be in default;
               (7) make future advances pursuant to this Agreement or any of the other Loan Documents;
               (8) assign, pledge, hypothecate or otherwise transfer the Commitments, the Obligations, the Notes, any of the other Loan Documents or any interest therein, all as and to the extent permitted by the provisions of this Agreement;
               (9) deal in all respects with the other Obligors as if this Section were not in effect;
               (10) effect any release, compromise or settlement with any of the other Obligors, whether in their capacity as a Obligor or as a guarantor under this Section, or any other guarantor; and
               (11) provide debtor-in-possession financing or allow use of cash collateral in proceedings under the Bankruptcy Code, it being expressly agreed by all Obligors that any such financing and/or use would be part of the Obligations.
          (c) The obligations and liabilities of each Obligor, as guarantor under this Section, shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that a Obligor may have against any one or more of the other Obligors, the Agent, any one or more of the Lenders and/or any other guarantor and shall not be conditional or contingent upon pursuit or enforcement by the Agent or other Lenders of any remedies it may have against the Obligors with respect to this Agreement, the Notes or any of the other Loan Documents, whether pursuant to the terms thereof or by operation of law. Without limiting the generality of the foregoing, the Agent and the Lenders shall not be required to make any demand upon any of the Obligors, or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against the Obligors or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder. Any one or more successive or concurrent actions or proceedings may be brought against each Obligor under this Section, either in the same action, if any, brought against any one or more of the Obligors or in separate actions or proceedings, as often as the Agent may deem expedient or advisable. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Obligors, any other guarantor or any obligor under any of the Loan Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of the Obligors, in their respective capacities as Obligors and guarantors under this Section, or under any of the Loan Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of each Obligor under this Section in any manner whatsoever, and this Section shall remain and continue in full force and effect. It is the intent and purpose of this Section that each Obligor shall and does hereby waive all rights and benefits which might accrue to any other guarantor by reason of any such proceeding, and the Obligors agree that they shall
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be liable for the full amount of the obligations and liabilities under this Section, regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the Obligors, any other guarantor or any obligor under any of the Loan Documents, that may result from any such proceedings.
          (d) Each Obligor, as guarantor under this Section, hereby unconditionally, jointly and severally, irrevocably and expressly waives:
               (1) presentment and demand for payment of the Obligations and protest of non-payment;
               (2) notice of acceptance of this Section and of presentment, demand and protest thereof;
               (3) notice of any default hereunder or under the Notes or any of the other Loan Documents and notice of all indulgences;
               (4) notice of any increase in the amount of any portion of or all of the indebtedness guaranteed by this Section;
               (5) demand for observance, performance or enforcement of any of the terms or provisions of this Section, the Notes or any of the other Loan Documents;
               (6) all errors and omissions in connection with the Agent’s administration of all indebtedness guaranteed by this Section, except errors and omissions resulting from acts of bad faith;
               (7) any right or claim of right to cause a marshalling of the assets of any one or more of the other Obligors;
               (8) any act or omission of the Agent or the Lenders which changes the scope of the risk as guarantor hereunder; and
               (9) all other notices and demands otherwise required by law which the Obligor may lawfully waive.
               Within ten (10) days following any request of the Agent so to do, each Obligor will furnish the Agent and the Lenders and such other persons as the Agent may direct with a written certificate, duly acknowledged stating in detail whether or not any credits, offsets or defenses exist with respect to this Section.
     Section 4.3 Interest.
          (a) Interest on Revolving Loans. Interest shall accrue and be payable on the outstanding principal balance of the Revolving Loans at the Base Rate, which shall be subject to daily adjustments based upon daily fluctuations in the LIBOR Market Index Rate. Interest shall accrue initially on all Revolving Loans at the Base Rate. At the Borrowers’ option as provided
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in Section 4.3(e) below, interest shall accrue and be payable on portions of the outstanding principal balance of the Revolving Loans at a fixed rate per annum equal to the LIBOR Rate.
          (b) Late Charges; Post-Default Interest. If any regularly scheduled monthly installment of principal and/or interest is not paid within ten (10) calendar days after it is due, the Borrowers agree to pay to the Agent for the ratable account of the Lenders as a late charge, and in addition to the amount of such payment, a sum equal to five percent (5%) of the amount of such delinquent payment. Notwithstanding the provisions of Section 4.3(a), the Borrowers hereby promise to pay to the Lenders interest at the Post-Default Rate on the full principal amount outstanding of all Revolving Loans, and (to the fullest extent permitted by law) on any interest or other amount payable by the Borrowers hereunder or under the Revolving Credit Notes, (i) for any period during which an Event of Default has occurred and (ii) when any amount payable under any of the Revolving Credit Notes is not paid in full when due (whether on demand or at stated maturity, by acceleration or otherwise), for the period commencing on the date such amount is due until the same is paid in full to the extent permitted by Applicable Law. Interest shall continue to accrue on the Revolving Credit Notes after the filing by or against the Borrowers of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
          (c) Interest Payment and Computation. The Borrowers shall pay to the Agent monthly, in arrears, on the 1st day of each month (commencing on the date hereof) and on the date the Revolving Loans are paid in full and the Aggregate Commitment is terminated, interest on the unpaid principal amount of the Revolving Loans at the applicable interest rates set forth in this Section 4.3. Interest and fees shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding the nominal rate.
          (d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Revolving Credit Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Revolving Credit Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Agent’s option (i) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (ii) shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.
          (e) Election of LIBOR Rate. The Borrowers may convert all or a portion of the Revolving Loans accruing interest at the Base Rate to the LIBOR Rate, or convert sums accruing interest at the LIBOR Rate back to the Base Rate by delivering to the Agent a proper
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and timely Interest Rate Election substantially in the form of Exhibit “L” attached to this Agreement (an “Interest Rate Election Notice”), in accordance with the provisions of this Section 4.3(e). The Borrowers’ election to convert outstanding Revolving Loans to the LIBOR Rate or to the Base Rate is subject to the following limitations:
          (1) all elections of must be effective as of the first Business Day of a month;
          (2) the Borrowers shall not at any time change to the LIBOR Rate if the Interest Period shall extend beyond the Revolving Credit Maturity Date; and
          (3) except as otherwise provided in Section 4.9, no change from the LIBOR Rate to the Base Rate shall become effective on a day other than the first Business Day of a month.
          (f) Applicable Rate Not Available. If a request for an advance under the Revolving Loans is not accompanied by an Interest Rate Election Notice or does not otherwise include a selection of an Applicable Interest Rate, or if, after having made a selection of an Applicable Interest Rate, the Borrowers fail or are not otherwise entitled under the provisions of this Agreement to continue such Applicable Interest Rate, the Borrowers shall be deemed to have selected the Base Rate as the Applicable Interest Rate until such time as the Borrowers have selected a different Applicable Interest Rate in accordance with, and subject to, the provisions of this Section.
          (g) Notice for Conversion of Rate. The Lenders will not be obligated to convert the Applicable Interest Rate to another Applicable Interest Rate, unless the Agent shall have received an Interest Rate Election Notice from the Borrowers specifying the following information:
          (1) the amount to be converted;
          (2) an election of the Base Rate or the LIBOR Rate; and
          (3) the requested date on which such election is to be effective.
          Any telephonic notice must be confirmed in writing within three (3) Business Days. Each Interest Rate Election Notice must be received by the Agent not later than 10:00 a.m. (Virginia Time) on the Business Day of any requested conversion in the case of an election of the Base Rate and not later than 10:00 a.m. (Virginia Time) on the third Business Day before the effective date of any requested borrowing or conversion in the case of an election of the LIBOR Rate.
     Section 4.4 Loan Fees
          (a) Revolving Loan Fee. The Borrowers shall pay to the Agent for the ratable benefit of the Lenders a revolving credit facility fee (collectively, the “Revolving Loan Fees” and individually, a “Revolving Loan Fee”) in an amount equal to 0.20% per annum of the
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average daily unused and undisbursed portion of the Revolving Credit Commitment in effect from time to time accruing during each quarter. The accrued and unpaid portion of the Revolving Loan Fee shall be paid by the Borrowers to the Agent in arrears on the first day of each quarter, on the first day of each January, April, July and October of each year during the Revolving Credit Term, and on the Revolving Credit Maturity Date.
          (b) Agent’s Fees. In order to compensate the Agent for structuring and syndicating the Credit Facility and for its obligations hereunder, the Borrowers agree to pay to the Agent, for its account, the fees set forth in the Fee Letter.
          (c) Extension Fees. The Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, an extension fee (collectively, the “Extension Fees” and individually, an “Extension Fee”) in an amount equal to .125% per annum of the Revolving Credit Commitment for each extension granted. The Extension Fees shall be payable at the time of the granting of the extension and shall be deemed fully earned and non-refundable when paid.
          (d) Commitment Increase Fees. In order to compensate the Agent for structuring, implementing and/or syndicating each increase, if any, in the Aggregate Commitment pursuant to Section 2.9, the Borrowers shall pay to the Agent, for its account and for the benefit of the Lenders, fees to be established by agreement of the Borrowers and the Agent at the time of each proposed increase based on then current market conditions.
          (e) Amendment Fee. In consideration of the amendment effectuated by this Agreement, the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders an amendment fee (the “Amendment Fee”) in an amount equal to 0.075% of the Revolving Credit Commitment. The Amendment Fee shall be payable on or before the date hereof and shall be deemed fully earned and non-refundable when paid.
     Section 4.5 Manner of Payment.
     Each payment by the Borrowers on account of the principal of or interest on the Revolving Loans or of any fee or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or the Revolving Credit Notes shall be made not later than 1:00 p.m. (Virginia time) on the date specified for payment under this Agreement to the Agent at the Agent’s Office for the account of the Lenders (other than as set forth below) ratably in accordance with their respective Commitment Percentages, in U.S. Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Virginia time) on such day shall be deemed a payment on such date for the purposes of Section 9.1(a), but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Virginia time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage and shall wire advice of the amount of such credit to each Lender. Each payment to the Agent of Agent’s fees or expenses shall be made for the account of the Agent and any amount payable to any Lender hereunder shall be paid to the Agent for the account of the applicable Lender. If any payment
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under this Agreement or any Revolving Credit Note shall be specified to be made upon a day that is not a Business Day, it shall be made on the next succeeding day that is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
     Section 4.6 Crediting of Payments and Proceeds.
     If the Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 9.2, all payments received by the Lenders upon the Revolving Credit Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrowers hereunder, then to all indemnity obligations then due and payable by the Borrowers hereunder, then to accrued and unpaid interest on the Revolving Credit Notes and the Reimbursement Obligation and to amounts arising under Hedge Agreements (pro rata in accordance with all such amounts due), then to the principal amount of the Revolving Credit Notes and Reimbursement Obligation, and then to the cash collateral account described in Section 9.2(b) to the extent of any L/C Obligations then outstanding.
     Section 4.7 Adjustments.
     If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Extensions of Credit, or interest thereon, or if any Lender shall at any time receive any collateral in respect to its Extensions of Credit (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion (relative to such Lender’s Commitment Percentage) than any such payment to or collateral received by any other Lender or Lenders in respect of such other Lender’s or Lenders’ Extensions of Credit, or interest thereon, such Benefited Lender shall purchase for cash from the other Lender or Lenders such portion of each such other Lender’s Extensions of Credit, or shall provide such other Lender or Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders in accordance with their respective Commitment Percentages; provided, however, if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
     Section 4.8 Nature of Obligations of Lenders Regarding Extensions of Credit, Assumption by the Agent.
     The obligations of the Lenders under this Agreement to make the Revolving Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Agent may assume that such Lender has made such portion available to the Agent on the
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proposed borrowing date in accordance with Section 2.2(c), and the Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If such amount is made available to the Agent on a date after such borrowing date, such Lender shall pay to the Agent on demand an amount, until paid, equal to the product of (a) the amount of such Lender’s Commitment Percentage of such borrowing, times (b) the daily average Federal Funds Rate during such period as determined by the Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender’s Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent with respect to any amounts owing under this Section 4.8 shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount made available by the Agent with interest thereon at the Base Rate, on demand, from the Borrowers. The failure of any Lender to make available its Commitment Percentage of any Revolving Loan shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Revolving Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Revolving Loan available on the borrowing date, and Borrowers shall have the right to pursue any claims for loss or damage against such Lender or Lenders that fail to make available its Commitment Percentage of any Revolving Loan as otherwise required hereunder.
     Section 4.9 Changed Circumstances.
          (a) Laws Affecting LIBOR Base Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Revolving Loan, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrowers and the other Lenders. Thereafter, until the Agent notifies the Borrowers that such circumstances no longer exist, the obligations of such Lender to make Revolving Loans shall be suspended and thereafter the outstanding balance under the Revolving Credit Notes shall bear interest at a rate based upon an alternate index selected by the Agent as reasonably comparable to the LIBOR Base Rate plus the Applicable Margin.
          (b) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:
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               (1) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application (except such taxes, duties or charges that are imposed as a result of the financial condition of the particular Lender, as opposed to being imposed on lenders generally) or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note, Letter of Credit, Application or Letter of Credit Agreement or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income or gross receipts of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or
               (2) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note; and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any Revolving Loan or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Revolving Credit Notes in respect of a Revolving Loan or Letter of Credit or Application, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrowers of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Agent, the Borrowers shall pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction (except to the extent such increased cost or reduction is a consequence of the financial condition of the particular Lender, as opposed to being imposed on Lenders generally). The Agent will promptly notify the Borrowers of any event of which it has knowledge which will entitle any Lender to compensation pursuant to this Section 4.9(b); provided, however, the Agent shall incur no liability whatsoever to the Lenders or the Borrowers in the event the Agent fails to do so. The amount of such compensation shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the Revolving Loans in the London interbank market, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Agent and shall be conclusively presumed to be correct save for manifest error.
     Section 4.10 Indemnity.
     The Borrowers hereby indemnify each of the Lenders against any loss or expense which may arise or be attributable to any Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Revolving Loan (a) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with a Revolving Loan or (b) due to any payment or prepayment of a Revolving Loan on a date other than the last day of the applicable interest period. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the
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assumption that such Lender funded its Commitment Percentage of the Revolving Loans accruing interest at the LIBOR Rate in the London interbank market, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Agent and shall be conclusively presumed to be correct save for manifest error.
     Section 4.11 Capital Requirements.
     If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law but provided such request is made to lenders generally and not to a particular Lender by reason of its financial condition), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate that the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrowers shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.
     Section 4.12 Taxes.
          (a) Payments Free and Clear. Any and all payments by the Borrowers hereunder or under the Revolving Credit Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Agent, income, gross receipts and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit to any Lender or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.12) such Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrowers shall make such deductions, (C) the Borrowers shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrowers shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.12(d).
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          (b) Stamp and Other Taxes. In addition, the Borrowers shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Revolving Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as “Other Taxes”).
          (c) Indemnity. The Borrowers shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.12) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, the Borrowers shall be subrogated to the rights of such Lender or the Agent with respect to any claim that such Taxes or Other Taxes were not correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent (as the case may be) makes written demand therefore.
          (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes required to be deducted from any sum payable hereunder as provided in Section 4.12(a) above, upon request of any Lender, the Borrowers shall furnish to the Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent. Upon request of the Agent, the Borrowers shall furnish to the Agent, at its address referred to in Section 11.1 evidence of the payment of real estate taxes relating to the Borrowing Base Assets satisfactory to the Agent.
          (e) Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrowers, with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrowers, with a copy to the Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrowers and the Agent that it is not entitled to receive payments without deduction or
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withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.
          (f) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 4.12 shall survive the payment in full of the Obligations and the termination of the Commitments.
     Section 4.13 Security.
     The Obligations of the Borrowers shall be secured as provided in the Mortgages.
ARTICLE V
CONDITIONS OF CLOSING AND BORROWING
     Section 5.1 Conditions to Closing and Initial Extensions of Credit.
     The obligation of the Lenders to make the initial Extensions of Credit hereunder is subject to each of the following conditions:
          (a) Executed Loan Documents. This Agreement, the Revolving Credit Notes, the Guaranty, the Mortgages, and each of the other Loan Documents shall have been duly authorized and executed by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Obligors shall have delivered original counterparts thereof to the Agent.
          (b) Certificate of Secretary of the Obligors. The Agent shall have received a certificate of the secretary or assistant secretary of each of the Obligors certifying as to the incumbency and genuineness of the signature of each officer of the Obligor executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the organizational and governing documents of the Obligor and all amendments thereto, (B) resolutions duly adopted by the members of the Obligor authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (C) each certificate required to be delivered pursuant to the following subsection.
          (c) Certificates of Good Standing. The Agent shall have received long-form certificates as of a recent date of the good standing of each of the Obligors under the laws of its jurisdiction of organization and each other jurisdiction where the Obligor is qualified to do business.
          (d) Opinions of Counsel. The Agent shall have received favorable opinions of counsel to the Obligors (including opinions of counsel admitted to practice in each state where the Borrowing Base Assets are located) addressed to the Agent and the Lenders with respect to the Obligors, the Loan Documents and such other matters as the Lenders shall request.
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          (e) Tax Forms. The Agent shall have received copies of the United States Internal Revenue Service form required by Section 4.12(e), if any.
          (f) Borrowing Base Report and Covenant Compliance Certificate. The Agent shall have received a Borrowing Base Report and Covenant Compliance Certificate certified as true and correct by a Responsible Officer of Capital.
          (g) Filings and Recordings. The Agent shall have received, ready for filing or recording, all Loan Documents and all other documents necessary to perfect the security interests of the Lenders in the collateral described in the Mortgages.
          (h) UCC Search. The Agent shall have received the results of a UCC search for the state office filings on the Obligors in the jurisdiction in which the Obligors are organized.
          (i) Appraisals. The Agent shall have received and approved an appraisal for each Borrowing Base Asset.
          (j) Title Matters. The Agent shall have received a Title Confirmation Letter or a title policy as required pursuant to the provisions of Section 2.8.
          (k) Survey. The Agent shall have received a current survey, certified to the Agent and the Title Insurance Company for all Borrowing Base Assets.
          (l) Hazard and Liability Insurance. The Agent shall have received evidence satisfactory to it that Obligor has in force all of the insurance policies required under Section 7.10 (including Flood Insurance) and that such policies satisfy the requirements of Section 7.10 and are otherwise in form and substance reasonably satisfactory to the Agent.
          (m) Environmental. The Agent shall have received evidence satisfactory to it regarding the current and past pollution control practices for each Borrowing Base Asset in connection with the discharge, emission, handling, disposal or existence of materials and substances controlled by federal, state or local laws and regulations including an environmental audit of each Borrowing Base Asset prepared by a person or firm acceptable to the Lender.
          (n) Record Plats. The Agent shall have received the record plat for each Borrowing Base Asset other than Raw Land or Land Under Development (to the extent there is no record plat) showing buildings and other improvements, location of streets, lot lines, setback lines, easements, encroachments and all other matters affecting each Approved Subdivision prepared by a licensed surveyor with a surveyor’s certification to the Agent, on behalf of the Lenders, in a form acceptable to the Agent.
          (o) Payment of Fees at Closing; Fee Letter. The Obligors shall have paid the Revolving Loan Fee and other fees set forth or referenced in Section 4.4 and any other accrued and unpaid fees due hereunder (including, without limitation, legal fees and expenses) to the Agent and the Lenders, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, and filing of any of the Loan Documents.
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The Agent shall have received duly authorized and executed copies of the Fee Letter and the Mandate Letter.
          (p) Governmental and Third Party Approvals. The Obligors shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.
          (q) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect to, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.
          (r) No Default. No Default or Event of Default shall have occurred and be continuing.
          (s) Hedge Agreement. The Borrowers shall comply with the requirements of Section 7.14.
          (t) Notice of Borrowing. The Agent shall have received a Notice of Borrowing from the Borrowers in accordance with Section 2.2(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Revolving Loans made after the Closing Date are to be disbursed.
          (u) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent. The Lenders shall have received copies of all other instruments and other evidence as the Lenders may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.
          (v) Identification Numbers. The Agent shall have received the tax identification and organizational number of each of the Obligors.
          (w) Due Diligence and Other Documents. The Obligors shall have delivered to the Agent such other documents, certificates and opinions as the Agent may reasonably request in connection with the transactions contemplated hereby.
          (x) Refinancing of Bridge Loan. On the Closing Date, (i) the Bridge Loan shall be repaid in full and commitments and other obligations and (except as expressly set forth in the documents evidencing the Bridge Loan) rights of the Prior Lender (other than any rights specifically provided under this Agreement) shall be terminated; (ii) the Bridge Loan shall be deemed a Revolving Loan hereunder and the Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Revolving Loan, together with any
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Existing Loan and any Existing Letter of Credit (as provided in Section 5.1(y)) and any Revolving Loan funded on the Closing Date, reflect the Commitments of the Lenders hereunder; (iii) there shall have been paid in cash in full all accrued but unpaid interest due on the Bridge Loan to but excluding the Closing Date; and (iv) there shall have been paid in cash in full all accrued but unpaid fees under the Bridge Loan owing to but excluding the Closing Date and all other amounts, costs and expenses then owing to the Prior Lender to the satisfaction of the Prior Lender, as the case may be, regardless of whether such amounts would otherwise be due and payable at such time pursuant to the terms of the Bridge Loan.
          (y) Existing Loan and Existing Letter of Credit. On the Closing Date, (i) all outstanding Existing Loans shall continue to be Revolving Loans hereunder and each Existing Lender shall be deemed to sell, and each New Lender shall be deemed to purchase, an interest therein as required to establish Revolving Loans for each of the Lenders based on such Lender’s Revolving Credit Commitment Percentage, and the Agent shall make such transfers of funds as are necessary in order that the outstanding balances of such Revolving Loans, together with the Revolving Loans used to repay the Bridge Loan (as provided in Section 5.1(x)) and any other Revolving Loans funded on the Closing Date, reflect the Commitments of the Lenders hereunder; (ii) all Existing Letters of Credit shall continue to be Letters of Credit hereunder and each Existing Lender shall be deemed to sell, and each New Lender shall be deemed to purchase, an interest therein as required to establish L/C Participations therein pursuant to Section 3.4 for each of the Lenders in accordance with its respective Revolving Credit Commitment Percentage; (iii) there shall have been credited to the Existing Lenders all accrued but unpaid interest due on the Existing Loans and Existing Letters of Credit to but excluding the Closing Date; and (iv) there shall have been credited to the Existing Lenders all accrued but unpaid fees under the Existing Loans and Existing Letters of Credit owing to but excluding the Closing Date and all other amounts, costs and expenses then owing to any of the Existing Lenders and/or the Agent under the Existing Loans and Existing Letters of Credit, in each case to the satisfaction of such Existing Lender or the Agent, as the case may be, regardless of whether such amounts would otherwise be due and payable at such time pursuant to the terms of the Existing Loans and Existing Letters of Credit.
     Section 5.2 Conditions to All Extensions of Credit.
     The obligations of the Lenders to make each Revolving Loan and the obligation of the Issuing Bank to issue each Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:
          (a) Continuation of Representations and Warranties. The representations and warranties made by the Borrowers in each Loan Document shall be true in all material respects on and as of the date of the proposed Revolving Loan or issuance and after giving effect to the proposed Revolving Loan or issuance.
          (b) Title Update. The Agent shall have received a notice of title continuation or, as to any title insurance policy issued, an endorsement to the title insurance policy theretofore delivered, indicating that since the last preceding advance, there has been no change in the status of title and no other exceptions not theretofore approved by the Agent, which endorsement shall have the effect of advancing the effective date of the policy to the
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date of the advance then being made and increasing the coverage of the policy by an amount equal to the advance then being made if the policy does not by its terms provide for such an increase.
          (c) No Existing Default. No Event of Default shall have occurred and no Default shall have occurred and be continuing (i) on the borrowing date with respect to a Revolving Loan or after giving effect to the Revolving Loans to be made on such date or (ii) on the issue date with respect to a Letter of Credit or after giving effect to such Letter of Credit on such date.
          (d) Inspections. Unless the Agent shall otherwise agree, each Borrowing Base Asset shall have been inspected by the Compliance Inspector, who shall have certified that in the Compliance Inspector’s opinion, the Borrowing Base Assets are being developed in compliance with the terms of this Agreement.
          (e) Material Adverse Change. No Material Adverse Change shall have occurred in the Borrowing Base Assets (other than a Material Adverse Change giving rise to the Appraisal right described in Section 8.7 (Appraisal)) or the business, operations, or condition (financial or otherwise) of the Obligors or their Subsidiaries taken as a whole and no event shall have occurred and no condition shall have arisen that could reasonably be expected to have such effect since the Closing Date.
          (f) Contracts of Sale. If requested by the Agent in its sole discretion, the Agent shall have received conformed copies of the acquisition or option contracts for all Projects being purchased by the Obligors within Approved Subdivisions.
          (g) Approved Contracts. If requested by the Agent in its sole discretion, the Agent shall have received a copy of the Approved Contract for each Borrowing Base Asset that is identified by the Obligors as a Sold Unit.
          (h) Satisfaction of Funding Requirements. As to any Revolving Loan, all applicable requirements of ARTICLE II (Revolving Credit Facility) are satisfied and as to the issuance of any Letter of Credit, all applicable requirements of ARTICLE III (L/C Facility) are satisfied.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     Each of the Obligors represents and warrants to the Lenders, as of the date hereof and as of the date of each Revolving Loan and at each other time that the Obligors are deemed by the terms hereof to make such representations and warranties, that:
     Section 6.1 Existence, Etc.
     Each of the Obligors is a limited liability company or corporation that: (a) is duly organized and validly existing under the laws of the Commonwealth of Virginia, the State of Maryland or the State of Delaware; (b) has all requisite power and has all material governmental
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licenses, authorizations, consents and approvals necessary (at the time the representation is made) to own its assets and carry on its business as now being conducted and as contemplated hereby (except any such licenses, authorizations, consents or approvals as are being renewed); and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Materially Adverse Effect.
     Section 6.2 Financial Condition.
     Except as otherwise disclosed to the Agent in writing, the consolidated financial statements of the Obligors and their Subsidiaries heretofore furnished to the Agent in connection with the transactions contemplated hereby, fairly present the financial condition of such entities as at said dates all in accordance with GAAP applied on a consistent basis. Since the dates of said financial statements there has been no Material Adverse Change (other than a Material Adverse Change giving rise to the Appraisal right described in Section 8.7 (Appraisal) which, if such a Material Adverse Change has occurred and is continuing, is described in the Compliance Certificate delivered as of the date hereof and as of the date of each Revolving Loan and at each other time that the Obligors are deemed by the terms hereof to make such representations and warranties) in the financial condition, operations, or the business, of the Obligors and their Subsidiaries from that set forth therein.
     Section 6.3 Litigation.
     There are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency now pending or, to the knowledge of the Obligor, threatened against the Obligors in which there is a reasonable probability of an adverse decision that could cause a Material Adverse Change.
     Section 6.4 No Breach.
     None of the execution and delivery of the Loan Documents, the consummation of the transactions therein contemplated and compliance with the terms and provisions thereof will conflict with or result in a breach of, or require any consent (not theretofore obtained at the time the representation is made) under any Applicable Law or regulation, or any order, writ, injunction, judgment or decree of any court or Governmental Authority, or any agreement or instrument to which the Obligor is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Obligor pursuant to the terms of any such agreement or instrument other than the Lien created by the Loan Documents.
     Section 6.5 Authority.
     The Loan Documents, when executed and delivered, have been duly and validly executed and delivered by the parties named therein other than the Agent, the Arranger and the Lenders, and constitute the legal, valid and binding obligations of the parties named therein other than the Agent, the Arranger and the Lenders, enforceable in accordance with their terms except as
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enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditor’s rights generally, and the application of equitable principles.
     Section 6.6 Approval.
     No authorizations, approvals or consents of, and no filings or registrations with (other than the recording of the Mortgages in the appropriate recording offices in the jurisdictions in which the Borrowing Base Assets are located and the filing of the Financing Statement referred to in the Mortgages in the applicable financing statement records office of such jurisdictions) any Governmental Authority are necessary for the execution, delivery or performance by the Obligor of the Loan Documents or for the validity or enforceability of any thereof, or for the Obligor to consummate the transactions contemplated hereby.
     Section 6.7 Employee Benefit Plans.
     The Obligor does not maintain any employee benefit plan subject to the Employee Retirement Income Security Act of 1974.
     Section 6.8 Taxes, Etc.
     The Obligor has filed all federal and state tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Obligor, except such taxes, the payment of which is not yet due, or which, if due, is not yet delinquent or is being contested in good faith or which has not been finally determined. The charges, accruals and reserves on the books of the Obligor in respect of taxes and other governmental charges are, in the reasonable opinion of the Obligor, adequate in all material respects.
     Section 6.9 Ownership of Collateral.
     Through one or more of the Obligors, the Obligors are the fee simple owners of record and in fact of all Collateral. With respect to new Borrowing Base Assets acquired with Revolving Loans, the Spreader Agreement perfecting the Lenders’ first priority security interest in each such Borrowing Base Asset has been recorded prior to the disbursement of the Revolving Loan for acquisition.
     Section 6.10 Bridge Loan Documents.
     The loan documents evidencing and securing the Bridge Loan, as amended and restated hereby, are in full force and effect, valid, binding and enforceable in accordance with their respective terms (subject to applicable bankruptcy, insolvency and similar laws, and the application of equitable principles whether by a court of law or equity). To the knowledge of the Obligor, there exists no default by the Prior Lender thereunder nor any defense to payment of amounts payable pursuant to such loan documents.
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     Section 6.11 Existing Loan Documents.
     The Loan Documents evidencing and securing the Existing Loans, as amended and/or restated hereby or in connection herewith, are in full force and effect, valid, binding and enforceable in accordance with their respective terms (subject to applicable bankruptcy, insolvency and similar laws, and the application of equitable principles whether by a court of law or equity). To the knowledge of the Obligor, there exists no default by the Existing Lenders or the Agent thereunder nor any defense to payment of amounts payable pursuant to such Loan Documents. The Obligor hereby ratifies and reaffirms for the benefit of the Lenders all of its indebtedness, duties and obligations under such Loan Documents, as amended and/or restated hereby or in connection herewith.
     Section 6.12 Survival.
     All representations and warranties made by the Obligors herein or made in any certificate delivered pursuant hereto shall survive the making of the Revolving Loans hereunder and the execution and delivery to the Agent of the Revolving Credit Notes evidencing such Revolving Loans.
ARTICLE VII
COVENANTS OF THE OBLIGORS
     The Obligors agree that from the date hereof, so long as the Borrowers may borrow hereunder or obtain any Letters of Credit hereunder and until payment in full of the Obligations, all interest thereon and all other amounts payable by the Borrowers under the Loan Documents and all Letters of Credit:
     Section 7.1 Borrowing Base Reports, Financial Statements, Etc.
     The Obligors (for purposes of this Section 7.1 unless otherwise specified, actions that the Obligors are required to take will be taken by Capital) shall deliver to the Agent, with a sufficient number of copies for Agent to deliver a copy to each Lender, which Agent hereby undertakes to do:
          (a) not later than the tenth (10th) day of each calendar month a Borrowing Base Report signed by Capital’s Chief Financial Officer, Chief Executive Officer, or other Responsible Officer. Such Borrowing Base Report shall be prepared as of the last day of the preceding month.
          (b) within one hundred twenty (120) days of the end of each Fiscal Year, (i) a copy of the annual financial statement in reasonable detail satisfactory to the Agent relating to the Obligors and their Subsidiaries, prepared in accordance with GAAP and examined and certified by independent certified public accountants reasonably satisfactory to the Agent, which financial statement shall include a consolidated and consolidating balance sheet of the Obligors and their Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income, cash flows and changes in equity of the Obligors and their Subsidiaries for such fiscal year, (ii) a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT “D”, as may be amended by the Agent from time to time, and (iii) a copy of the federal income tax return filed by the Obligors;
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          (c) within forty five (45) days of the end of each Fiscal Quarter (other than the final Fiscal Quarter of each Fiscal Year) of Obligors and their Subsidiaries, consolidated and consolidating balance sheets of the Obligors and their Subsidiaries as of the close of such period, consolidated and consolidating income, and changes in equity statements for such period, and a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT “D”, each certified by a Responsible Officer in accordance with GAAP, consistently applied, without exception, to fairly present the financial condition of the Person to which it relates;
          (d) within thirty (30) days of the end of each Fiscal Quarter, a Project Sales Report for the quarter most recently ended, in form satisfactory to the Agent;
          (e) within ten (10) days of the end of each Fiscal Quarter, an update of Actual Costs Incurred for Finished Lots and Land Under Construction;
          (f) within ten (10) days after the end of each month, an update of the Actual Costs Incurred for Model Units, Spec Units and Sold Units;
          (g) promptly after the Obligors know or have reason to know that any Default has occurred, a notice of such Default, describing the same in reasonable detail and the steps the Obligors or their affiliates proposes to take to cure such Default;
          (h) upon request of the Agent, an accounts payable aging report, which report shall include the amount and age of each payable, the name of each payee, and such other information as the Agent may request;
          (i) as soon as available, but in no event later than the thirty (30) days prior to the end of each Fiscal Year, a consolidated and consolidating budget and business plan on a month-to-month basis for the following Fiscal Year and as soon as available, but in no event later than forty five (45) days after the end of each Fiscal Quarter, actual results as compared to business plan consistent with the Obligors’ practices as of the Closing Date, and
          (j) from time to time such other information regarding the business, affairs or financial condition of the Obligors as the Agent may reasonably request.
     The Obligors will furnish to the Agent, at the time they furnish each set of financial statements and other documents pursuant to clauses (a) and (b) above, a certificate of the Obligors to the effect that to the best of the Obligors’ knowledge, no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Obligors propose to take to cure the same).
     Section 7.2 Disposition of Assets.
     The Obligors will not sell or otherwise transfer (in a single transaction or series of related transactions) its assets, including the Borrowing Base Assets or any contractual or other interest therein, except the sale of Units (and Lots without Units, in the ordinary course of business), unless the net proceeds of such bulk sale are used solely to acquire substantially similar assets or
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to repay corporate debt and the sale or other disposition of equipment that is obsolete or otherwise no longer used or useful in the Obligors’ business.
     Section 7.3 Existence, Etc.
     Each of the Obligors shall: (a) preserve and maintain its existence and all of its material rights and privileges (as long as it owns and develops assets); (b) comply with the requirements of all Applicable Laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could result in a Material Adverse Change; (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or its income or profits or any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings (and with security to the extent required by this Agreement); and (d) not suffer to occur any material amendment to the organizational documents without the Agent’s consent, which shall not be unreasonably withheld, and without at least ten (10) days notice to the Agent before such amendment is made and supplying the Agent with a copy of the proposed amendment. Without limiting the generality of the foregoing, if the Obligor has conveyed the last of the Borrowing Base Assets owned by it and has no intent to own or develop additional Borrowing Base Assets, the Obligor shall provide written notice of such fact to the Agent, together with the proposed merger or other applicable documents to effect the merger or dissolution of the Obligor.
     Section 7.4 Liens.
     The Obligors will not create or suffer to be created or to exist any Lien upon any part of the Borrowing Base Assets other than the Permitted Liens. The Obligors shall obtain lien waivers from each contractor and subcontractor that has a right to obtain a Lien on any Borrowing Base Asset (upon payment to such Person).
     Section 7.5 Use of the Credit Facility.
     The Borrowers shall use the Revolving Loans only for the purposes stated in Section 2.1. The Borrowers shall use Letters of Credit only for the purposes stated in Section 3.1(b).
     Section 7.6 Access.
     The Obligors will permit any representative authorized by the Agent (including, but not limited to, appraisers and the Compliance Inspector), upon reasonable notice and during business hours, to visit and inspect the Collateral and the Obligors’ books and records and to make extracts and copies therefrom, and to discuss its affairs, finances and accounts with the officers, managers and employees of the Obligors, as often as may be reasonably requested, but without unreasonably interfering with the Obligors’ business operations. Each inspection is solely for the benefit of the Lenders and may not be relied upon by the Obligors or by any third party. The Agent intends to cause the Compliance Inspector to inspect each Project which is Land Under Development on a monthly basis and thirty percent (30%) of all Units on a quarterly basis, all at the Obligors’ expense. If discrepancies, unfavorable to the Lenders, between the percentage of completion represented by the Obligors and that found by the Compliance Inspector are
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identified in five percent (5%) or more of the inspected Borrowing Base Assets in two (2) consecutive quarters, the Agent shall have the right to require monthly inspections at Obligors’ expense for as long as the Agent deems necessary thereafter. Notwithstanding any of the above, the Agent reserves the right to increase or decrease the frequency of inspections at any time that the Agent deems necessary or appropriate, in the Agent’s sole discretion and at the Agent’s expense, except as otherwise provided above.
     Section 7.7 Leases.
     The Obligors shall send to the Agent any and all leases for any portion of the Borrowing Base Assets which exceed six (6) months in length. All such leases for the Borrowing Base Assets must be subordinate to and subject to the relevant Mortgage and shall contain a clause to that effect.
     Section 7.8 Quality of Work: Changes; Etc.
     All work on the Lots and Units shall conform substantially to the Plans and Specifications and shall be of good quality and workmanship. Any work, material or equipment not so conforming that would in any way affect the structural soundness, utility, or value of the Lots and Units may be disapproved by the Agent and shall be replaced or revised as may be required to bring about conformity promptly thereafter, at the sole expense of the Obligors.
     Section 7.9 Delivery of Original Recorded Documents.
     The Obligors shall use all commercially reasonable efforts to deliver or cause to be delivered each original recorded Spreader Agreement or Mortgage, as applicable, to the Agent promptly after receipt from the record office. If the Agent does not receive such original documents, or in the absence of the original documents a certified copy of the recorded documents, within sixty (60) days after recordation and if thereafter the Obligors do not deliver the originals or certified copies within fifteen (15) days after notice from the Agent, the Borrowing Base Assets that are encumbered by such Spreader Agreement or Mortgage shall not be included in the Borrowing Base nor be the subject of further Revolving Loans unless and until the Agent receives the originals or certified copies, unless such failure to deliver certified copies or originals is not within the reasonable control of the Obligor.
     Section 7.10 Insurance.
          (a) Types of Insurance. The Obligors shall maintain and keep in force, or cause to be maintained and kept in force, the following policies of insurance:
               (1) During the course of any construction of or repairs to any building or improvement on the Borrowing Base Assets, builder’s completed value risk insurance against “all risks of physical loss,” including (i) collapse and transit coverage, with deductibles not to exceed Twenty-Five Thousand Dollars ($25,000), in non-reporting form, covering the total value of work performed and equipment (to be installed in a Borrowing Base Asset), supplies, and materials furnished; and (ii) a full installation floater to insure all materials stored on and off a Borrowing Base Asset but not yet part of the permanent installation.
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               (2) Commercial general liability insurance, including coverage against claims for personal injury, including bodily injury, death, or property damage occurring on, in, or about the Collateral and adjoining streets and sidewalks, which insurance shall be in an amount reasonably satisfactory to the Agent.
               (3) During the course of any construction or repair of any improvement in a Borrowing Base Asset, the Obligors shall use commercially reasonable efforts to require that its contractors and subcontractors provide worker’s compensation insurance (including employer’s liability insurance if requested by the Agent) for all employees of such contractors and subcontractors engaged in work on or with respect to the applicable Borrowing Base Asset, in such amount as is satisfactory to the Agent or, if such amount is established by law, in such lawfully required amount.
               (4) Flood insurance in the aggregate maximum amount of the Revolving Credit Notes or the maximum amount obtainable, whichever is less, with respect to any Lots within the Collateral if any such Lots are located within a Flood Zone A or V as designated on NFIP or FEMA maps or if any such Lots within the Collateral are otherwise located within a flood prone area from and after the date construction has commenced on such Lots.
               (5) Such other insurance, and in such amounts, as may from time to time be reasonably required by the Agent.
          (b) Policy Requirements. All builder’s risk and other property damage policies of insurance shall have attached thereto a Standard Mortgagee Endorsement for the benefit of the Agent, on behalf of the Lenders, in form satisfactory to the Agent. All liability policies shall name the Agent, on behalf of the Lenders, as an additional insured as its interest may appear. All such policies shall contain a provision that such policies will not be cancelled or materially amended, which term shall include any reduction in the scope or limits of coverage, without at least thirty (30) days’ prior written notice to the Agent. All policies of insurance required hereunder shall be issued by companies having a rating by A.M. Best Company of at least A-/XII, and shall be in amounts carried by Obligors as the date hereof. All insurance obtained by the Obligors shall be primary and non-contributory. The Obligors shall furnish the Agent with an original copy of all policies of required insurance. At least ten (10) days prior to the expiration date of each such policy, the Obligors shall furnish the Agent with evidence satisfactory to the Agent of the payment of the premium thereon and the reissuance of a policy conforming to the requirements set forth in this Agreement.
          (c) Failure to Maintain Insurance. In the event the Obligors fail to provide, maintain, keep in force, or deliver and furnish to the Agent the policies of insurance required hereunder, the Agent may procure such insurance or single-interest insurance for such risks covering the Agent’s interest (on behalf of the Lenders), and the Obligors will reimburse the Agent for all premiums paid by the Agent, together with interest thereon from the date paid at the Base Rate, promptly upon demand by the Agent. Until such payment is made by the Obligors, the amount of all such premiums, together with interest thereon, shall be secured by the Mortgages.
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          (d) Casualty Loss and Application of Insurance Proceeds. After the occurrence of any material casualty or damage to a Borrowing Base Asset, or any part thereof, the Obligors shall give prompt written notice thereof to the Agent. The Agent agrees to make available to the Obligors all insurance proceeds on account of any damage or destruction to a Borrowing Base Asset as long as no Event of Default has occurred and no Default has occurred and is continuing. The Obligors shall have the option, in their reasonable discretion, of applying all or part of the insurance proceeds resulting from casualty or property damage (i) to the Revolving Loans in accordance with the terms of the Revolving Credit Notes and this Agreement, or (ii) to the repair and restoration of the affected Borrowing Base Asset upon such terms and conditions as the Obligors may determine. Unless an Event of Default has occurred or a Default has occurred and is continuing, repairing or maintaining the affected Borrowing Base Asset or restoring all damage or destruction to such Borrowing Base Asset after such occurrence shall be at the reasonable discretion of the Obligors, regardless of whether or not the insurance proceeds are made available for such purpose or whether or not any such proceeds are sufficient for such purpose; provided, however, failure to restore may result in Borrowing Base Deficiency subject to the provisions of Section 2.5(c) (Borrowing Base Deficiency). The application by the Obligors of any insurance proceeds to the indebtedness secured hereby shall not cure nor shall the Agent be deemed to have waived any Event of Default under this Agreement or any other Loan Document.
          (e) Application of Insurance Proceeds After Event of Default or During Default. Notwithstanding the preceding subparagraph, after the occurrence of an Event of Default and if a Default has occurred and is continuing, the Agent shall apply casualty insurance proceeds to restoration of the damaged Borrowing Base Assets or to repayment of the Revolving Loans pursuant to the direction of the Required Lenders. If the Agent shall make said proceeds available to the Obligors, such proceeds shall be made available in a manner consistent with Agent’s standard procedures for construction loan funding; further, no insurer shall claim any rights of participation and/or assignment of rights with respect to the indebtedness secured by the Mortgages. If such proceeds are made available by the Agent to the Obligors, any surplus that may remain out of said insurance proceeds after payment of all costs and expenses of such repairs and restoration shall, at the option of the Agent, be applied on account of the Obligations in such order as the Agent may determine.
          (f) Insurance After Foreclosure. In the event one or more Mortgages are foreclosed, or title to any portion of the Collateral is transferred in extinguishment, in whole or in part, of the Obligations, all right, title, and interest of the Obligors in and to all policies of insurance required hereunder (with respect to acts or events prior to foreclosure or other title transfer) shall inure to the benefit of and pass to the successor in interest of the Obligors or the purchaser or grantee of the Collateral; provided, however, the Agent shall have the right, but not the obligation, to cancel any or all of the above-described policies of insurance, and any unearned premium or premiums returned shall be applied to payment of the Obligations.
     Section 7.11 Other Documents.
     The Obligors shall furnish to the Agent such other documents relating to the Obligors or the Borrowing Base Assets as the Agent shall from time to time reasonably request.
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     Section 7.12 Notice of Changes in Registration Statements.
     The Obligors will promptly forward to the Agent copies of all filings made with any Governmental Authority and required of publicly traded companies.
     Section 7.13 Amendments to Charters.
     The Obligors will not amend their organizational or governing documents without the Agent’s consent, if the same would have a material and adverse effect on the Borrowing Base Assets, the financial condition of the Obligors and their Subsidiaries or the Revolving Loans.
     Section 7.14 Hedge Agreements.
     The Borrowers may enter into one or more Hedge Agreements, with the Borrowers making fixed rate payments and receiving floating rate payments to offset changes in the variable interest expense of the Revolving Loans, all upon terms and subject to such conditions as shall be acceptable to Agent in its sole discretion.
     Section 7.15 Additional Debt.
     Other than trade payables, capital leases, and bonds posted for work completion incurred in the ordinary course of business, the Obligors shall not be permitted to incur debt in addition to the Obligations and the Permitted Liabilities without the prior written consent of the Required Lenders.
     Section 7.16 Prepayment of Subordinated Debt.
     The Obligors shall have the right to pay up to Ten Million Dollars ($10,000,000) in the aggregate from the date hereof to the Revolving Credit Maturity Date to prepay, repurchase or defease the Subordinated Debt, which shall be in addition to the Three Million One Hundred Forty-Five Thousand Dollars ($3,145,000) paid by the Obligors to repurchase Subordinated Debt prior to the date hereof. Except as set forth in the immediately preceding sentence, the Obligors shall not prepay or repurchase the Subordinated Debt and will not defease their obligations with respect to the Subordinated Debt without the prior written consent of the Required Lenders.
ARTICLE VIII
FINANCIAL COVENANTS
     So long as the Borrowers may borrow hereunder or obtain any Letters of Credit hereunder and until payment in full of the Obligations, all interest thereon and all other amounts payable by the Borrowers under the Loan Documents and all Letters of Credit, the Obligors shall comply with the following financial covenants (collectively, the “Financial Covenants”):
     Section 8.1 Liquidity.
     Capital shall maintain on a consolidated basis as of the end of each Fiscal Quarter Unencumbered and Unrestricted Liquid Assets in an amount not less than $5,000,000.
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     Section 8.2 Adjusted EBITDA to Debt Service.
     Capital shall maintain on a consolidated basis a ratio of Adjusted EBITDA to Debt Service of not less than 2.50 to 1.00 calculated quarterly on a rolling four (4) quarter basis.
     Section 8.3 Tangible Net Worth.
     Capital shall maintain on a consolidated basis a minimum Tangible Net Worth equal to $32,000,000 from the date of Closing through and including December 31, 2003. Each December 31st thereafter, the minimum Tangible Net Worth (for such date and the following Fiscal Year through and including December 31st) will increase by twenty-five percent (25%) of Capital’s net income for the most recently ended Fiscal Year. Notwithstanding the above, quarterly testing of minimum Tangible Net Worth on March 31st, June 30th and September 30th of each Fiscal Year shall allow for a ten percent (10%) reduction of Tangible Net Worth as it may apply solely to the payment of federal and state income taxes.
     Section 8.4 Total Liabilities to Adjusted Tangible Net Worth Ratio.
     The ratio of Total Liabilities to Adjusted Tangible Net Worth shall not be more than 3.0:1.0 at the end of each Fiscal Quarter (the “Total Liabilities to Adjusted Tangible Net Worth Ratio”).
     Section 8.5 Residential Units.
     The aggregate number of Spec Units and Model Units in the Borrowing Base at any time shall not exceed (a) from the date hereof through and including September 30, 2008, thirty percent (30%) of the total of all Unit closings during the preceding twelve (12) month period at any time, and (b) commencing on October 1, 2008 and thereafter, twenty percent (20%) of the total of all Unit closings during the preceding twelve (12) month period at any time.
     Section 8.6 Land to Adjusted Tangible Net Worth Covenant.
     The ratio of Land (Appraised Value of Raw Land and Land Under Development) to Adjusted Tangible Net Worth (stated as percentage) shall not exceed: (a) at any time prior to the issuance of Subordinated Debt, one hundred sixty percent (160%); and (b) at or at any time after issuance of Subordinated Debt, one hundred fifty percent (150%).
     Section 8.7 Appraisals.
     The Agent shall require Appraisals of all Borrowing Base Assets, which Appraisals shall be ordered by the Agent and reviewed and approved by the appraisal department of the Agent. Agent, in the exercise of its discretion and after giving notice to the Obligors, shall have the right to obtain re-Appraisals of all or any portion of the Borrowing Base Assets (a) after an Event of Default has occurred or is continuing (b) as required by the then current regulatory requirements generally applicable to real estate loans of the categories made under this Agreement as reasonably interpreted by the Agent; (c) at any time following a condemnation of more than an immaterial portion, as determined by the Agent, of an Approved Subdivision, and (d) upon any Material Adverse Change with respect to an Approved Subdivision as determined by the Agent
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(which in the case of (c) and (d), only the Borrowing Base Assets of that Approved Subdivision shall be re-appraised).
     Subject to the following, the Obligors acknowledge that the Agent may make changes or adjustments to the values set forth in any Appraisals as may be required by the Agent’s appraisal department in the exercise of its good faith business judgment, and that the Agent is not bound by the value set forth in any Appraisal performed pursuant to this Agreement and does not make any representations or warranties with respect to any Appraisal. The Obligors further agree that the Lenders shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value. The Obligors shall pay all costs and expenses related to the Appraisals and re-Appraisals performed pursuant to this Section within thirty (30) days of demand by the Agent.
     The Revolving Loan Maximum Availability may be decreased by reason of any new Appraisal or re-Appraisal upon the exercise of the sole discretion of the Required Lenders. Conversely, the Revolving Loan Maximum Availability may be increased by reason of any new Appraisal or re-Appraisal upon approval of the Required Lenders, but in no event shall Revolving Loan Maximum Availability be increased by reason of any Appraisal that is obtained when an Event of Default exists and is continuing.
     At any time the sum of (i) the aggregate principal amount of all Revolving Loans outstanding at such time plus (ii) the aggregate L/C Obligations outstanding at such time exceeds the Revolving Loan Borrowing Limit by reason of any new Appraisal or re-Appraisal, but the Obligors are in compliance with all Financial Covenants, the Obligors shall be granted one hundred-eighty (180) days from the date of notice from the Agent to either (A) make a principal payment in an amount that restores compliance or (B) provide additional Collateral satisfactory to the Agent in amount and kind that restores compliance. In addition, in the event that the value of the Borrowing Base Assets is reduced as a result of a re-Appraisal, the Obligors may continue to receive advances of the Credit Facility to the extent of the Collateral in the Borrowing Base which has not been reduced in value as the result of a re-Appraisal. Furthermore, the Obligors may continue to receive advances of the Credit Facility on the re-Appraised Collateral that has been reduced in value as the result of a re-Appraisal during the one hundred-eighty (180) day grace period identified above, provided, (i) there is availability in the Borrowing Base Assets when advance rates are calculated against Actual Costs Incurred and no other value impairment exists other than by re-Appraisal, (ii) the Obligors restore overall Collateral compliance within one hundred-eighty (180) days by repaying sums outstanding under the Credit Facility, providing sufficient acceptable additional Collateral, or a combination of both, (iii) the advances will be for the purpose of completing Sold Units or completing Land Under Development, (iv) the Obligors are in compliance with all Financial Covenants and no Event of Default has occurred and no Default has occurred and is continuing, and (v) the Obligors are continuing operations, selling homes, taking sales to settlement, and repaying debt.
     This section shall not be subject to any provision of this Agreement or any of the other Loan Documents which requires the Agent to provide the Obligors notice of non-compliance or additional time periods to perform. The grace periods provided above, and any notice that the
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Agent is obligated to provide as stated above shall be the sole grace periods and notice that the Obligors shall receive.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
     Section 9.1 Events of Default.
     Each of the following events or conditions that occurs and is continuing shall constitute an event of default hereunder (each, an “Event of Default”) and under each Letter of Credit Agreement:
          (a) Default in Payment of Obligations. (i) Default shall have occurred in the payment when due of the Reimbursement Obligations (unless such obligations have been satisfied by the making of a Revolving Loan) or of any principal of or interest on the Revolving Loans or (ii) default shall have occurred in the payment of any other amount payable by it under this Agreement, the Revolving Credit Notes or any of the other Loan Documents and such default shall continue for three (3) days after notice by the Agent to the Borrowers.
          (b) Default in Specific Sections. Default shall have occurred in compliance with the provisions of Section 2.5(c), Section 7.1, Section 7.2, Section 7.4, Section 7.5, Section 7.15 or ARTICLE VIII.
          (c) Default in Payment of Other Debts. The Obligors shall default beyond any applicable notice and cure period under any debt facility or facilities (other than the Credit Facility), secured or unsecured, in excess of $1,000,000.00 in the aggregate.
          (d) Misrepresentation. Any representation, warranty or certification made in any of the Loan Documents or in any document furnished in connection herewith or therewith (including any representation or warranty made in connection with the Obligors’ application for the Credit Facility) by the Obligors proves to have been false or misleading in any materially adverse respect as of the time made or furnished.
          (e) Default in Performance of Covenants. The Obligors shall default in the performance of any of their other obligations or covenants set forth in this Agreement or any other Loan Document (and not otherwise addressed in this Section 9.1) and such default remains uncured for thirty (30) days after written notice of default to the Obligors.
          (f) Voluntary Bankruptcy Proceeding. Any Obligor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect); (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts; (v) fail to controvert within ninety (90) days or such lesser period as may be provided in the Bankruptcy Code, or acquiesce in writing to, any petition filed against
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it in an involuntary case under the Bankruptcy Code; or (vi) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due.
          (g) Involuntary Bankruptcy Proceeding. A proceeding or case shall be commenced, without the application or consent of any Obligor in any court of competent jurisdiction, seeking (i) liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts of the Obligor; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Obligor of all or any substantial part of its assets; or (iii) similar relief in respect of the Obligor under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue without dismissal, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of ninety (90) days, or an order for relief against the Obligor shall be entered in an involuntary case under the Bankruptcy Code.
          (h) Dissolution. Any Obligor shall dissolve or otherwise terminate its existence except in accordance with Section 7.3.
          (i) Default Under Other Liens or Encumbrances Affecting Borrowing Base Assets. Any Obligor defaults in the performance of any of its obligations under any Permitted Lien affecting any Borrowing Base Asset, irrespective of whether such Lien is subordinate to the lien of the Mortgages, and such default continues beyond the notice or grace period provided in the documents evidencing such Lien; provided, however, the Obligors may cure such default by excluding the affected Borrowing Base Asset(s) from the Borrowing Base pursuant to Section 9.4.
          (j) Debt in Breach of Financial Covenants. The incurring of any liability for any debt, whether primary or secondary, and whether fixed or contingent, if immediately following the incurring of such liability the Obligors would fail as a result thereof, to comply with the Financial Covenants on a pro-forma basis.
          (k) Default in Payment of Subordinated Debt. The Obligors shall default beyond any applicable notice and cure period under documents which evidence the Subordinated Debt.
     Section 9.2 Remedies.
     Upon the occurrence and during the continuation of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Obligors:
          (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Revolving Loans, the Revolving Credit Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents (other than Hedge Agreements) (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents
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required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, further demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, however, upon the occurrence of an event specified in Section 9.1(f) or Section 9.1(g), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable.
          (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrowers at such time to deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrowers hereby assign to the Agent, on behalf of the Issuing Lender, and grants a security interest in all amounts so held in any cash collateral account as cash collateral for the Obligations. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation has been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.
          (c) Rights of Collection. Exercise on behalf of the Lenders all of the other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations of the Obligors, including, but not limited to, the reimbursement to any Lender with whom the Borrowers have entered into a Hedge Agreement in connection with the Obligations, the payment of the Hedge Termination Value related to such Hedge Agreement on a pari passu basis with payment of all accrued and unpaid interest on the Obligations.
     Section 9.3 Rights and Remedies Cumulative; Non-Waiver; etc.
     The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of any Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between the Obligors, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
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     Section 9.4 Defaults Affecting Borrowing Base Assets.
     Notwithstanding anything in this Agreement to the contrary, if (a) a Default arises from a condition or event affecting one or more Borrowing Base Assets; (b) the Obligors cannot or elect not to cure such Default within the applicable cure period, if any; (c) before the Default becomes an Event of Default, the Obligors notify the Agent of the Obligors’ intent to exclude the affected Borrowing Base Asset from the Borrowing Base; (d) the Obligors effect such exclusion by submission of a revised Borrowing Base Report to the Agent not later than ten (10) Business Days after the Obligors notify the Agent of the proposed exclusion; and (e) following the exclusion of the affected Borrowing Base Asset(s), the aggregate outstanding Revolving Loans shall not exceed the then applicable Revolving Loan Borrowing Limit, as determined from the revised Borrowing Base Report, and no Event of Default shall then exist, the Lenders shall permit the exclusion of a Borrowing Base Asset to cure a default. If the exclusion of one or more Borrowing Base Assets would cause the aggregate outstanding Revolving Loans to exceed the then applicable Revolving Loan Borrowing Limit, the Obligors may also cure the default (i) by making a principal prepayment of the Revolving Loans in an amount equal to or greater than the difference between the Revolving Loan Borrowing Limit and the aggregate outstanding Revolving Loans or (ii) by subjecting sufficient additional property that would qualify as a Borrowing Base Asset to the lien of a Mortgage so that the Revolving Loan Borrowing Limit is increased to an amount greater than the aggregate outstanding Revolving Loans.
ARTICLE X
THE AGENT
     Section 10.1 Appointment.
     Each of the Lenders hereby irrevocably designates and appoints Wachovia as Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Wachovia as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, Agent shall not have any duties or responsibilities except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent. Agent hereby agrees to deliver to Lenders copies of appraisals on any Borrowing Base Asset (except sold houses, unless specifically requested), title policies and title reports, and, upon request of a Lender, evidence of insurance or any other documents delivered to the Agent by the Obligors.
     Section 10.2 Delegation of Duties.
     The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the
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negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.
     Section 10.3 Exculpatory Provisions.
     Neither the Agent nor any of the Agent’s officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Obligors or any of their Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Obligors or any of their Subsidiaries to perform its obligations hereunder or thereunder. The Agent shall have no obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Obligors or any of their Subsidiaries.
     Section 10.4 Reliance by the Agent.
     The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Obligors), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 11.10 hereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Revolving Credit Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Credit Notes.
     Section 10.5 Notice of Default.
     The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Obligors
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referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
     Section 10.6 Non-Reliance on the Agent and Other Lenders.
     Each Lender expressly acknowledges that neither the Agent nor any of the Agent’s officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Obligors or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender; provided, however, each Lender may rely on the Agent’s determination of Loan amounts and Letter of Credit amounts after the Agent’s review and, as applicable, adjustment of the Borrowing Base Report and determination of the Obligors’ satisfaction of the applicable advance conditions. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Obligors and their Subsidiaries and made its own decision to make its Revolving Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender represents that it has independently reviewed the terms of this Agreement and the form of each Mortgage, and has not relied on the Agent with respect to the terms hereof or thereof. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Obligors and their Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Obligors or any of their Subsidiaries which may come into the possession of any Agent or any of the Agent’s respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.
     Section 10.7 Indemnification.
     The Lenders agree to indemnify the Agent in its capacity as such and (to the extent not reimbursed by the Obligors and without limiting the obligation of the Obligors to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at
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any time following the payment of the Revolving Credit Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Revolving Credit Notes, any Reimbursement Obligations and all other amounts payable hereunder and the termination of this Agreement.
     Section 10.8 The Agent in Its Individual Capacity.
     The Agent and its Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Obligors as though the Agent were not the Agent hereunder. With respect to any Revolving Loans made or renewed by it and any Revolving Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity, if applicable.
     Section 10.9 Resignation of the Agent, Successor Agent.
     Subject to the appointment and acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Obligors. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, which successor shall be a Lender and shall have combined capital and surplus in excess of $1,000,000,000. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Agent’s giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall have combined capital and surplus in excess of $1,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all future duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 10.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
     Section 10.10 Effect of Article on Obligors.
     This ARTICLE X governs certain rights and obligations between the Agent and the Lenders. The provisions of this Article are not intended to limit or expand in any way the rights or obligations of the Obligors with respect to the Credit Facility, the Agent, or the Lenders.
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ARTICLE XI
MISCELLANEOUS
     Section 11.1 Notices.
          (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (and deemed effective) (i) on the date of delivery if delivered by hand, (ii) on the next Business Day if sent by recognized overnight courier service, (iii) upon receipt of acknowledgment, if sent by telecopy, and (iv) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to Agent as understood by the Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.
          (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Obligors:	Neighborhoods Capital, LLC
11111 Sunset Hills Road, Suite 200
Reston, Virginia 20190
Attention: Martin K. Alloy
Telephone No.: (703) 964-5000
Telecopy No.: (703) 715-8078

With a copy to:	Stuart M. Ginsberg
Vice President and General Counsel
Stanley Martin Companies, LLC
11111 Sunset Hills Road, Suite 200
Reston, Virginia 21090
Telephone No.: (703) 964-5000
Telecopy No.: (703) 715-8078

If to the Agent:	Wachovia Bank, National Association
1753 Pinnacle Drive, 5th Floor
McLean, Virginia 22102-4099
Attention: Meg Dunsmore
Telephone No.(703) 760-6068
Telecopy No. (703) 760-6134

If to any Lender:	To the Address set forth on Schedule 1 hereto
          (c) Agent’s Office. The Agent hereby designates its office located at the address set forth above, or any subsequent office that shall have been specified for such
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purpose by written notice to the Obligors and Lenders, as the Agent’s Office referred to herein, to which payments due are to be made and at which Revolving Loans will be disbursed and Letters of Credit issued.
     Section 11.2 Expenses, Indemnity.
     The Obligors will (a) pay expenses set forth in the Mandate Letter and all reasonable out-of-pocket expenses of the Agent in connection with: (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all reasonable fees and disbursements of counsel for the Agent, (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Agent or the Lenders relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Agent, and (iii) after the occurrence of an Event of Default, enforcement of any rights and remedies of the Agent and Lenders under this Agreement and the other Loan Documents, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons; and (b) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with this Agreement, any other Loan Document or the Credit Facility, including without limitation reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.
     Section 11.3 Set-off.
     In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 11.10 are hereby authorized by the Obligors at any time or from time to time, to the extent permitted by Applicable Law, without notice to the Obligors or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Obligors against and on account of any unpaid Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 9.2 and although such Obligations shall be contingent or unmatured. The Agent and Lenders acknowledge that the rights of the Lenders under this Section 11.3 are subject to the rights of residential contract purchasers of Borrowing Base Assets in any contract deposits held in an account with any Lender or Agent.
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        Section 11.4 Governing Law.
        This Agreement, the Revolving Credit Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to the conflicts or choice of law principles thereof.
        Section 11.5 Consent to Jurisdiction.
        Each of the Obligors hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Fairfax County, Virginia, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Revolving Credit Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. Nothing in this Section 11.5 shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Agent or any Lender to bring any action or proceeding against the Obligors or their properties in the courts of any other jurisdictions.
        Section 11.6 Binding Arbitration.
          (a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Revolving Credit Notes or any other Loan Documents (“Disputes”), between or among parties to the Revolving Credit Notes or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Fairfax County, Virginia. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.
          (b) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and to the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies to the extent available: (i) cease making advances of the Revolving Credit Facility or issuing Letters of Credit under the L/C Commitment, (ii) all rights to foreclose
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against any real or personal property or other security by exercising a power of sale or assent to decree granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, (iii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, and (iv) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.
        Section 11.7 Reversal of Payments; Continuing Enforcement..
        If, after receipt of any payment to the Agent for the ratable benefit of the Lenders or the Agent of all or any part of the Obligations, Agent is compelled or agrees, for settlement purposes, to surrender such payment to any person or entity because such payment is or may be void or voidable as a preference or fraudulent conveyance, an impermissible setoff, a diversion of trust funds or other impermissible or improper act under any bankruptcy law, state or federal law, common law or equitable cause, then the Loan Documents shall continue in full force and effect or be reinstated, as the case may be, and Obligors shall be liable for, and shall indemnify, defend and hold harmless Agent with respect to, the full amount so surrendered. The provisions of this Section shall survive the cancellation or termination of any of the Loan Documents and shall remain effective notwithstanding the payment of the Obligations, the release of any security interest, lien or encumbrance securing the Obligations or any other action which Agent may have taken in reliance upon its receipt of such payment. Any cancellation, release or other such action shall be deemed to have been conditioned upon any payment of the obligations evidenced hereby having become final and irrevocable.
        Section 11.8 Injunctive Relief; Punitive Damages.
          (a) The Obligors recognize that, in the event the Obligors fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Obligors agree that the Lenders, at the Lenders’ option, shall be entitled to seek and pursue all available equitable relief, including, but not limited to, temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
          (b) The Agent, Lenders and the Obligors hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.
          (c) The parties agree that they shall not have a remedy of punitive or exemplary damages against any other party in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.
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          Section 11.9 Accounting Matters.
          All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Obligors or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Obligors, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Obligors’ certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Obligors and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the Financial Covenants and other terms and conditions of this Agreement.
          Section 11.10 Successors and Assigns; Participations.
          (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Obligors, the Agent and the Lenders, all future holders of the Revolving Credit Notes, and their respective successors and assigns. Notwithstanding the foregoing, the Obligors shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender.
          (b) Assignment by Lenders. Each Lender may, with the consent of the Borrowers (so long as no Default or Event of Default has occurred and is continuing) and the consent of the Agent, which consents shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Revolving Credit Notes held by it); provided, however:
                    (1) the assigning Lender shall send notice to the Agent and the Obligors not less than fifteen (15) days prior to the proposed sale of the Lender’s Commitment;
                    (2) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement;
                    (3) if less than all of the assigning Lender’s Commitment is to be assigned, the Commitment so assigned shall not be less than $5,000,000 and integral multiples of $1,000,000;
                    (4) if less than all of the assigning Lender’s Commitment is to be assigned, the assigning Lender shall hold not less than $5,000,000 and integral multiples of $1,000,000;
                    (5) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the
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form of Exhibit “N” attached hereto (an “Assignment and Acceptance”), together with any Revolving Credit Note or Revolving Credit Notes subject to such assignment;
                    (6) such assignment shall not, without the consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Revolving Loans or the Revolving Credit Notes under the blue sky laws of any state;
                    (7) the assigning Lender shall pay to the Agent an assignment fee of $3,500 upon the execution by such Lender of the Assignment and Acceptance; provided, however, no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof or by a Lender to another Lender hereunder; and
                    (8) at all times the Agent shall hold a Commitment Percentage that is equal to or greater than the next highest Commitment Percentage held by any other Lender.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from obligations thereafter arising under this Agreement.
          (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.
          (d) Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Issuance of New Revolving Credit Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Revolving Credit Note or Revolving Credit Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit “N”:
                    (1) accept such Assignment and Acceptance;
                    (2) record the information contained therein in the Register;
                    (3) give prompt notice thereof to the Lenders and the Obligors; and
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                     (4) promptly deliver a copy of such Assignment and Acceptance to the Borrowers.
Within five (5) Business Days after receipt of notice, the Borrowers shall execute and deliver to the Agent, in exchange for the surrendered Revolving Credit Note or Revolving Credit Notes, a new Revolving Credit Note or Revolving Credit Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Revolving Credit Note or Revolving Credit Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder, if any. Such new Revolving Credit Note or Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Note or Revolving Credit Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Revolving Credit Notes delivered to the assigning Lender. Each surrendered Revolving Credit Note or Revolving Credit Notes shall be canceled and returned to the Borrowers.
          (f) Participations. Each Lender may, without the consent of the Obligors or the Agent, sell a participation to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Revolving Credit Notes held by it); provided, however:
                    (1) the selling Lender shall send notice to the Agent and the Obligors not less than fifteen (15) days prior to the proposed sale of the Participation;
                    (2) each such sale shall be of a constant, and not a varying, percentage of all the selling Lender’s rights and obligations under this Agreement;
                    (3) if less than all of the selling Lender’s Commitment is to be sold, the Commitment so sold shall not be less than $5,000,000 and integral multiples of $1,000,000;
                    (4) if less than all of the selling Lender’s Commitment is to be sold, the selling Lender shall hold not be less than $5,000,000 and integral multiples of $1,000,000;
                    (5) the Participant shall have voting rights hereunder solely in instances requiring the approval of one hundred percent (100%) of the Lenders;
                    (6) the selling Lender shall remain solely responsible to the other parties hereto (including the Obligor) for the performance of the obligations hereunder and the other parties shall continue to deal directly and solely with such selling Lender in connection with such Lenders rights and obligations under the Loan Documents.
          (g) Disclosure of Information, Confidentially. The Agent and the Lenders shall hold all non-public information with respect to the Obligors obtained pursuant to the Loan Documents in accordance with Applicable Law and their customary procedures for handling confidential information. Any Lender may, in connection with any assignment or proposed assignment pursuant to this Section 11.10, disclose to an Eligible Assignee, any
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information relating to the Obligors furnished to such Lender by or on behalf of the Obligors; provided, however, prior to any such disclosure, each such assignee or proposed assignee shall agree with the Obligors or such Lender to preserve the confidentiality of any confidential information relating to the Obligors received from such Lender.
          (h) Certain Pledges or Assignment. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.
          Section 11.11 Amendments, Waivers and Consents.
          Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Obligors; provided, however, without the prior written consent of each Lender, no amendment, waiver or consent shall:
          (a) (i) increase or decrease the Revolving Credit Commitment of any Lender, (ii) reduce the rate of, or forgive any, interest or fees payable on any Revolving Loan or Reimbursement Obligation, (iii) reduce or forgive the principal amount of any Revolving Loan or Reimbursement Obligation, (iv) extend the originally scheduled time or times of payment of the principal or interest of any Revolving Loan or Reimbursement Obligation or any fee or commission with respect thereto except in accordance with this Agreement, or (v) permit any subordination of the principal or interest on, or any Lien securing, any Revolving Loan or Reimbursement Obligation; or
          (b) release or subordinate any material portion of the Borrowing Base Assets, release or subordinate any Mortgage (other than as specifically permitted in this Agreement or the applicable Mortgage) or release any Obligor; amend the definition of Revolving Loan Borrowing Limit or any constituent definitions therein; amend the list of Events of Default in Section 9.1; amend the Financial Covenants; amend the provisions of this Section 11.11 or amend the definition of Required Lenders.
          Section 11.12 Performance of Duties.
          The obligations of the Obligors under this Agreement and each of the Loan Documents shall be performed by the Obligors at their sole cost and expense except as expressly provided otherwise in this Agreement.
          Section 11.13 All Powers Coupled with Interest.
          All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by any Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.
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     Section 11.14 Survival of Indemnities.
     Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before except to the extent expressly provided otherwise herein or therein or limited by Applicable Law.
     Section 11.15 Titles and Captions.
     Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
     Section 11.16 Severability of Provisions.
     Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 11.17 Counterparts.
     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.
     Section 11.18 Term of Agreement.
     This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. The Agent is hereby permitted to partially release Liens as expressly provided in this Agreement and in the Mortgages and to release fully all Liens on the Collateral in favor of the Agent, for the ratable benefit of the Agent and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Revolving Loans, payment of all outstanding fees and expenses hereunder and the termination of the Lenders’ Commitments. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.
     Section 11.19 Time is of the Essence.
     The parties to this Agreement agree that time is of the essence to the performance of the Obligors’ obligations described herein.
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     Section 11.20 Brokerage.
     No Lender shall be required to pay any brokerage fees, finder’s fees or commissions arising from the Credit Facility as a result of the Obligors’ actions, and the Obligors agree to indemnify and hold the Lenders harmless against any and all expenses, damages, liabilities and costs resulting from claims in connection therewith arising by reason of the Obligors’ actions, including payment of the Lenders’ attorneys’ fees and expenses.
     Section 11.21 Public Notice.
     The Agent may, at its expense publish a notice setting forth the Lenders’ financing of the Borrowing Base Assets.
     Section 11.22 Entire Agreement.
     This Agreement together with the other Loan Documents constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces in their entirety all prior agreements between the parties with respect to the subject matter hereof.
     Section 11.23 Inconsistencies with Other Documents; Covenants.
     In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, however, any provision of the Mortgages that imposes additional burdens on the Obligors or further restricts the rights of the Obligors or gives the Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
     Section 11.24 Joint and Several Liability.
     The obligations of the Borrowers under this Agreement are joint and several. Reference in this Agreement to the “Borrower”, the “Borrowers”, “each Borrower” or otherwise with respect to any one or more of the Borrowers shall mean each and every Borrower and any one or more of the Borrowers, jointly and severally, unless a specific Borrower is expressly identified. The obligations of the Obligors under this Agreement are joint and several, with the exception of the payment obligations which are indirect obligations of the Guarantors, jointly and severally. Reference in this Agreement to the “Obligor”, the “Obligors”, “each Obligor” or otherwise with respect to any one or more of the Obligors shall mean each and every Obligor and any one or more of the Obligors, jointly and severally, unless a specific Obligor is expressly identified. The obligations of the Guarantors under this Agreement are joint and several. Reference in this Agreement to the “Guarantor”, the “Guarantors”, “each Guarantor” or otherwise with respect to any one or more of the Guarantors shall mean each and every Guarantor and any one or more of the Guarantors, jointly and severally, unless a specific Guarantor is expressly identified.
     Section 11.25 Joinder of New Lenders.
     Each new Lender shall be a party to this Agreement and the other Loan Documents as a Lender on and after the Closing Date. Each New Lender is hereby granted, and hereby assumes,
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all of the rights and obligations of a Lender under this Agreement and the other Loan Documents arising on and after the Closing Date.
     Section 11.26 Joinder of Bridge Loan Additional Borrowers.
     (a) Each Bridge Loan Additional Borrower shall be a party to this Agreement and the other Loan Documents as a Borrower on and after the Closing Date, and, along with the Initial Borrowers and the Initial Additional Borrowers, shall be included in the definition of “Borrower” under this Agreement and the other Loan Documents for all purposes thereof, and as such shall be jointly and severally liable, as provided in the Loan Documents, for all Obligations thereunder (whether incurred or arising prior to, on, or subsequent to the date hereof) and otherwise bound by all of the terms, provisions and conditions thereof.
     (b) Without in any way implying any limitation on any of the provisions of this Agreement, the each Bridge Loan Additional Borrower hereby represents and warrants that all of the representations and warranties contained in this Agreement and the other Loan Documents are true and correct on and as of the date hereof as if made on and as of such date, both before and after giving effect to this Section 11.26, and that no Event of Default or Default has occurred and is continuing or exists or would occur or exist after giving effect to this Section 11.26.
     (c) Each Bridge Loan Additional Borrower hereby assigns unto the Agent, and grants to the Agent a security interest in, all right, title and interest of such Bridge Loan Additional Borrower, and all power and authority of the Bridge Loan Additional Borrower to act thereunder and to use the same, in, to and under any and all Contracts, Plans and Permits (each term as defined in the Assignment of Contracts), whether now or hereafter existing, including, without limitation, the right to modify, amend, extend, cancel or terminate the same, but not the indebtedness, duties and obligations of such Bridge Loan Additional Borrower thereunder. Each Bridge Loan Borrower Additional hereby irrevocably appoints the Agent its attorney-in-fact, which appointment shall not terminate upon such Bridge Loan Additional Borrower’s disability, dissolution or similar event, for the purpose of taking after the occurrence of an Event of Default under this Agreement any action or exercising any right on such Bridge Loan Additional Borrower’s behalf with respect to the Contracts, Plans and Permits. Such appointment is coupled with an interest and shall terminate only as provided in Section 8 of the Assignment of Contracts.
     (d) S-M Communities, S-M Financing and the other Obligors hereby acknowledge, confirm and agree that on and as of the date of this Modification, S-M Communities and S-M Financing have each become a Guarantor, and, along with the other Guarantors, are included in the definition of “Guarantor” under the Agreement, the Guaranty, the Assignment of Contracts and the other Loan Documents for all purposes thereof, and as such shall be jointly and severally liable, as provided in the Guaranty, for all Liabilities (as defined in the Guaranty) (whether incurred or arising prior to, on, or subsequent to the date hereof) and otherwise bound by all of the terms, provisions and conditions thereof.
     (e) Without in any way implying any limitation on any of the provisions of the Agreement, each of S-M Communities and S-M Financing hereby joins in the representations and warranties contained in the Loan Documents and represents and warrants that the same are true and correct on and as of the date hereof as if made on and as of such date, both before and
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after giving effect to this Modification, and that no Event of Default or Default has occurred and is continuing or exists or would occur or exist after giving effect to this Modification.
     (f) Upon the execution and delivery of this Modification, the Agent shall have received the following with respect to S-M Communities and S-M Financing:
     (i) a certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of its state of formation;
     (ii) a complete copy of its organizational documents and all amendments thereto;
     (iii) a certificate dated as of such date by its Secretary or an Assistant Secretary covering:
     (A) true and complete copies of its organizational and governing documents and all amendments thereto;
     (B) true and complete copies of the resolutions of its Members authorizing (A) the execution, delivery and performance of the Loan Documents to which it is a party, (B) the obligations thereunder, and (C) the granting of the Liens contemplated by the Loan Documents to which it is a party; and
     (C) the incumbency, authority and signatures of its Member authorized to sign this Modification and the other Loan Documents to which it is a party; and
(iv) the favorable opinion of its counsel addressed to the Agent.
     Section 11.27 Modified and Restated Agreement.
     This Agreement shall modify the Prior Agreement in part and restate the Prior Agreement in its entirety. Without limiting the generality of the foregoing, (a) the Prior Agreement is merged and incorporated into this Agreement and (b) this Agreement shall supercede and control any inconsistent provision in the Prior Agreement. All references in the Loan Documents to the Prior Agreement are hereby modified and shall now be deemed to refer to this Agreement. All references in the Loan Documents to the Obligations, the Notes, the Loan Documents and other terms defined herein are hereby modified and shall now be deemed to refer to such terms and items as defined or described in this Agreement. All Collateral shall secure, and the Guaranty shall guaranty, the Notes and the Obligations as defined and described in this Agreement. Without limiting the foregoing and in confirmation of the Liens intended to be granted pursuant to the Loan Documents, each Obligor grants, conveys, and assigns to the Agent, as agent for the Lenders, a lien against and security interest in all Collateral described in such Loan Documents as security for the Credit Facility. Without limiting the foregoing and in confirmation of the Guaranty, the Guarantors, jointly and severally, guarantee to Agent for the ratable benefit of each
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Lender the full, prompt and unconditional payment of the Notes and the Obligations. This Agreement shall not, however, constitute a novation of the Obligors’ indebtedness, duties and obligations under or with respect to the Existing Loans, the Existing Letters of Credit or the Bridge Loan. Without limiting the foregoing, each existing Note is hereby amended to extend the “Maturity Date” thereof to the Revolving Credit Maturity Date.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWERS:

WITNESS:	NEIGHBORHOODS CAPITAL, LLC

/s/ SIGNATURE	By:	/s/ Martin K. Alloy	(SEAL)

Name: Martin K. Alloy
Title: Chairman/Manager

WITNESS:	BRAM NEIGHBORHOODS, LLC,
GLENKIRK NEIGHBORHOODS, LLC,
GLYNN TARRA ESTATES, LLC,
NEIGHBORHOODS I, L.L.C.,
NEIGHBORHOODS II, LLC,
NEIGHBORHOODS III, LLC,
NEIGHBORHOODS IV, LLC,
COLES RUN NEIGHBORHOODS, LLC,
ZION NEIGHBORHOODS, LLC,
WALL NEIGHBORHOODS, LLC,
MARUMSCO NEIGHBORHOODS, LLC,
NEIGHBORHOODS VI, LLC,
BEECH GROVE NEIGHBORHOODS, LLC,
NEIGHBORHOODS V, LLC,
LANDMARK NEIGHBORHOODS, LLC,
BRAM III NEIGHBORHOODS, LLC,
OLD DOMINION NEIGHBORHOODS, LLC,
SPRING PARK NEIGHBORHOODS, LLC,
FAIR OAKS NEIGHBORHOODS, LLC,
SHIRLINGTON NEIGHBORHOODS, LLC,
POWELL’S NEIGHBORHOODS II, LLC,
WOODLANDS NEIGHBORHOODS, LLC,
FALLS GATE NEIGHBORHOODS, LLC, and
HERNDON NEIGHBORHOODS, LLC

/s/ SIGNATURE	By:	NEIGHBORHOODS CAPITAL, LLC,

its Sole Member

By:	/s/ Martin K. Alloy	(SEAL)
Name: Martin K. Alloy
Title: Chairman/Manager
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GUARANTORS:

WITNESS:	KF NEIGHBORHOODS, L.L.C.
KF II NEIGHBORHOODS, LLC,
WILDEWOOD NEIGHBORHOODS, LLC,
WILDEWOOD RESIDENTIAL, LLC, and
AVALON WEST NEIGHBORHOODS, LLC

/s/ SIGNATURE	By:		NEIGHBORHOODS CAPITAL, LLC,

its Sole Member

		By:	/s/ Martin K. Alloy Name: Martin K. Alloy	(SEAL)
Title: Chairman/Manager

STANLEY-MARTIN COMMUNITIES, LLC
a Delaware limited liability company

	By:		/s/ Steven B. Alloy	(SEAL)

Name: Steven B. Alloy
Title: President/Manager

STANLEY-MARTIN FINANCING CORP.,
a Delaware corporation

	By:		/s/ Steven B. Alloy	(SEAL)

Name: Steven B. Alloy
Title: President
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AGENT AND LENDER:

WITNESS:	WACHOVIA BANK, NATIONAL ASSOCIATION

/s/ Frances Wilson	By:	/s/ Margaret J. Dunsmore Name: Margaret J. Dunsmore	(SEAL)
Title: Vice President
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LENDER:

WITNESS:	BRANCH BANKING AND TRUST COMPANY

/s/ SIGNATURE	By: /s/ Gregg E. Dougherty	(SEAL)
Name: Gregg E. Dougherty
Title: Senior Vice President
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LENDER:

WITNESS:	FIRST HORIZON HOME LOANS, A DIVISION OF
FIRST TENNESSEE BANK NATIONAL
ASSOCIATION

/s/ SIGNATURE	By:	/s/ Alan Drewer	(SEAL)
Name: Alan Drewer
Title: SVP
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